Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

RENASANT CORPORATION,

RENASANT BANK,

BRAND GROUP HOLDINGS, INC.

and

THE BRAND BANKING COMPANY

Dated as of March 28, 2018

TABLE OF CONTENTS

ARTICLE I. THE MERGER		2
1.1	The Mergers	2
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Conversion of Seller Common Stock	2
1.5	Buyer Capital Stock	3
1.6	Treatment of Seller Equity Awards	3
1.7	Articles of Surviving Corporation and Surviving Bank	4
1.8	Bylaws of Surviving Corporation and Surviving Bank	4
1.9	Tax Consequences	4
1.10	Officers and Directors of Surviving Corporation	5

ARTICLE II. DELIVERY OF MERGER CONSIDERATION		5
2.1	Deposit of Merger Consideration	5
2.2	Potential Adjustment to the Merger Consideration and the Cash Out Amount	6
2.3	Delivery of Merger Consideration	7
2.4	Rights as Shareholders	9
2.5	Bank Merger	10
2.6	Withholding	10

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK		10
3.1	Corporate Organization	11
3.2	Capitalization	12
3.3	Authority; No Violation	13
3.4	Consents and Approvals	13
3.5	Regulatory Reports	14
3.6	Financial Statements	15
3.7	Broker’s Fees	15
3.8	Absence of Certain Changes or Events	15
3.9	Legal Proceedings	15
3.10	Taxes and Tax Returns	16
3.11	Employee Benefits	17
3.12	Buyer Reports	18
3.13	Compliance with Applicable Law	18
3.14	Certain Contracts.	19
3.15	Agreements with Regulatory Agencies	19
3.16	Undisclosed Liabilities	20
3.17	Regulatory Capitalization	20
3.18	Deposit Insurance	20
3.19	Community Reinvestment Act, Anti-money Laundering and Customer Information Security	20
3.20	Transactions with Affiliates	20
3.21	Reorganization	21
3.22	Information Supplied	21
3.23	Internal Controls	21
3.24	Opinion of Buyer Financial Advisor	21
3.25	Regulatory Matters	22
3.26	No Further Representations	22

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ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER		22
4.1	Corporate Organization	22
4.2	Capitalization	23
4.3	Authority; No Violation	24
4.4	Consents and Approvals	25
4.5	Reports	25
4.6	Financial Statements	26
4.7	Broker’s Fees	27
4.8	Absence of Certain Changes or Events	27
4.9	Legal Proceedings	27
4.10	Taxes and Tax Returns	27
4.11	Employees	29
4.12	Employee Benefits	30
4.13	Compliance with Applicable Law	31
4.14	Certain Contracts	32
4.15	Agreements with Regulatory Agencies	33
4.16	Real Estate	33
4.17	Interest Rate Risk Management Instruments	35
4.18	Undisclosed Liabilities	35
4.19	Properties and Insurance	35
4.20	Intellectual Property; Data Privacy	36
4.21	Investment Securities	37
4.22	Regulatory Capitalization	38
4.23	Loans; Nonperforming and Classified Assets	38
4.24	Allowance for Loan and Lease Losses	39
4.25	Investment Management and Related Activities	39
4.26	Deposit Insurance	40
4.27	CRA, Anti-money Laundering and Customer Information Security	40
4.28	Transactions with Affiliates	40
4.29	Environmental Liability	40
4.30	State Takeover Laws	41
4.31	Reorganization	41
4.32	Information Supplied	41
4.33	Internal Controls	41
4.34	Opinion of Seller Financial Advisor	41
4.35	Regulatory Matters	42
4.36	No Existing Discussions	42
4.37	Indemnification	42
4.38	Minute Books	42
4.39	Certain Business Practices	42
4.40	Vote Required	42
4.41	No Further Representations	42

ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS		43
5.1	Conduct of Businesses Prior to the Effective Time	43
5.2	Seller Forbearances	43
5.3	Buyer Forbearances	47

ARTICLE VI. ADDITIONAL AGREEMENTS		47
6.1	Regulatory Matters	47
6.2	Access to Information	50

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6.3	Seller Shareholder Approval; Seller Adverse Recommendation Change; Right to Match	51
6.4	Legal Conditions to Merger	52
6.5	Stock Exchange Listing	53
6.6	Employee Benefit Plans; Existing Agreements	53
6.7	Indemnification; Directors’ and Officers’ Insurance	55
6.8	Additional Agreements	56
6.9	Current Information	56
6.10	Advice of Changes	56
6.11	Non-Solicitation; Acquisition Proposals	57
6.12	Assumption of Seller Debt	59
6.13	No Control of Other Party’s Business	59
6.14	Adoption of Accounting Policies	59
6.15	Change of Method	59
6.16	Takeover Statutes	60
6.17	Shareholder Litigation	60
6.18	Disposition of Assets	60
6.19	Officer Agreements	60

ARTICLE VII. CONDITIONS PRECEDENT		60
7.1	Conditions to Each Party’s Obligation to Effect the Merger	60
7.2	Conditions to Obligations of Seller	61
7.3	Conditions to Obligations of Buyer	62

ARTICLE VIII. TERMINATION AND AMENDMENT		63
8.1	Termination	63
8.2	Effect of Termination	65
8.3	Termination Fee	65

ARTICLE IX. GENERAL PROVISIONS		66
9.1	Closing	66
9.2	Nonsurvival of Representations, Warranties and Agreements	66
9.3	Expenses	66
9.4	Notices	66
9.5	Interpretation	67
9.6	Amendment	68
9.7	Extension; Waiver	68
9.8	Counterparts	68
9.9	Entire Agreement	69
9.10	Governing Law; Venue	69
9.11	Waiver of Jury Trial	69
9.12	Publicity	69
9.13	Assignment; Third Party Beneficiaries	69
9.14	Severability	70
9.15	Delivery by Facsimile or Electronic Transmission	70
9.16	Specific Performance	70

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 28, 2018 (this “Agreement”), is made by and among Brand Group Holdings, Inc., a Georgia corporation (“Seller”), and The Brand Banking Company, a Georgia banking corporation (“Seller Bank”), on the one hand, and Renasant Corporation, a Mississippi corporation (“Buyer”), and Renasant Bank, a Mississippi banking corporation (“Buyer Bank”), on the other hand.

RECITALS:

WHEREAS, the boards of directors of Buyer and Seller each have approved, and deem it advisable and in the best interests of their respective corporations and shareholders to consummate the strategic business combination transaction provided for herein in which Seller will, subject to the terms and conditions set forth herein, merge with and into Buyer (the “Merger”), with Buyer as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, the boards of directors of Buyer Bank and Seller Bank each have approved, and deem it advisable and in the best interests of their respective corporations and sole shareholder to consummate the strategic business combination transaction provided for herein in which Seller Bank will, subject to the terms and conditions set forth herein, merge with and into Buyer Bank (the “Bank Merger”), with Buyer Bank as the surviving banking corporation (hereinafter sometimes referred to in such capacity as the “Surviving Bank”) in the Bank Merger;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each director of Seller and certain holders of Seller Common Stock have entered into a shareholder support agreement with Buyer dated as of the date hereof, the form of which is attached hereto as Exhibit A (each a “Shareholder Support Agreement” and, collectively, the “Shareholder Support Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of Seller Common Stock owned by such person and which such person has the power to vote in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement, and to refrain from transfers of any such shares of Seller Common Stock prior to the Closing of the Merger; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.

THE MERGER

1.1 The Mergers.

(a) Subject to the terms and conditions of this Agreement, in accordance with the Georgia Business Corporation Code (the “GBCC”) and the Mississippi Business Corporation Act (the “MBCA”), at the Effective Time, Seller shall merge with and into Buyer. Buyer shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Mississippi. Upon consummation of the Merger, the separate corporate existence of Seller shall terminate.

(b) Subject to the terms and conditions of this Agreement, in accordance with Title 7 of the Official Code of Georgia Annotated, as amended, and Title 81 of the Mississippi Code of 1972, as amended, immediately following the Merger, Seller Bank shall merge with and into Buyer Bank. Buyer Bank shall be the Surviving Bank in the Bank Merger, and shall continue its corporate existence under the laws of the State of Mississippi. Upon consummation of the Bank Merger, the separate corporate existence of Seller Bank shall terminate.

1.2 Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with the Secretary of State of the State of Georgia (the “Georgia Secretary”) and the Secretary of State of the State of Mississippi (the “Mississippi Secretary”) on the Closing Date; provided, that the parties shall cause the Merger to be effective no later than the day following the date on which the Closing occurs. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger. The Bank Merger shall become effective as set forth in the Certificate of Approval issued by the Georgia Department of Banking and Finance (the “GDBF”) and the Certificate of Merger Approval issued by the Mississippi Commissioner of Banking and Consumer Finance (the “MCB”) based on articles of merger filed with each of the GDBF and the MCB and thereafter with the Mississippi Secretary (collectively, and together with such other documents and certificates as are necessary to effectuate the Bank Merger, the “Bank Merger Certificates”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 14-2-1106 of the GBCC and Section 79-4-11.07 of the MBCA. At and after the effective time of the Bank Merger, the Bank Merger shall have the effects set forth in Section 7-1-536 of Title 7 of the Official Code of Georgia Annotated, as amended, and Section 81-5-85 of Title 81 of the Mississippi Code of 1972, as amended.

1.4 Conversion of Seller Common Stock. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Seller, Buyer or the holder of any of the following securities:

(a) Subject to Sections 2.2 and 2.3(e), each share of the common stock, no par value per share, of Seller (the “Seller Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares to be canceled pursuant to Section 1.4(c) below and Dissenting Shares, shall be converted automatically into the right to receive the following consideration, in each case without interest:

(i) cash in the amount of $77.50 less any applicable withholding Taxes (individually, the “Per Share Cash Consideration” and collectively in the aggregate, the “Cash Consideration”); and

(ii) 32.87 shares (or fraction thereof) (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of the common stock, $5.00 par value per share, of Buyer (the “Buyer Common Stock”), rounded to the nearest four decimals (the “Stock Consideration,” and together with the Cash Consideration, the “Merger Consideration”).

(b) All of the shares of Seller Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, a “Certificate”) registered to a holder of Seller Common Stock shall thereafter represent only the right to receive, in consideration therefor upon the surrender of such Certificates in accordance with Section 2.3, the Merger Consideration in the combination of cash and whole shares of Buyer Common Stock, together with any cash in lieu of fractional shares pursuant to Section 2.3(e), into which the shares of Seller Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(e) and any dividends or distributions with respect thereto which the holder has the right to receive pursuant to Section 2.3(b). Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock or Seller Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization with a record date during such period, an equitable and proportionate adjustment, if necessary and without duplication, shall be made to the Exchange Ratio per share and Merger Consideration payable pursuant to this Agreement and any amounts payable to the holders of Seller Equity Awards pursuant to this Agreement.

(c) At the Effective Time, all shares of Seller Capital Stock that are owned by Seller or Buyer or any Subsidiary of Buyer or Seller (other than shares of Seller Common Stock held (i) in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) as a result of debts previously contracted) shall be cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.5 Buyer Capital Stock. At and after the Effective Time, each share of Buyer Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.6 Treatment of Seller Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding option to acquire shares of Seller Common Stock (a “Seller Stock Option”) issued pursuant to Seller’s equity-based compensation plans identified in Section 4.12(a) of the Seller Disclosure Schedule (the “Seller Stock Plans”) or otherwise that is outstanding and has not been exercised as of immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall be cancelled and converted automatically into the right to receive, in full satisfaction of any rights in respect of the Seller Stock Option, a cash payment (the “Cash Out Amount”) from Buyer or Buyer Bank in an amount equal to the product of (x) the excess, if any, of $1,550 (subject to adjustment as provided in Section 2.2(a)) over the exercise price of each such Seller Stock Option and (y) the number of shares of Seller Common Stock subject to such option (with the aggregate Cash Out Amount payable to the holder of such option rounded to the nearest cent), less applicable withholding Taxes; provided, however, that any such Seller Stock Option marked with an * on Section 1.6(a) of the Seller Disclosure Schedule that vests upon a “Change of Control” under and as defined in Section 4(a) thereof, regardless of the exercise price of such Seller Stock Option, shall not vest and shall instead be treated as a Seller Stock Option to purchase two-thirds the number of the shares of Seller Common Stock subject to such option and with an exercise price equal to or greater than the Cash Out Amount as described below. After the Effective Time, any Seller Stock Option to be cancelled and paid out as described above shall no longer be exercisable, but shall only entitle the holder to the payment of the Cash Out Amount, less applicable withholding Taxes, without interest. In the event the exercise price per share of Seller Common Stock subject to a Seller Stock Option is equal to or greater than $1,550 (as adjusted, if at all, pursuant to Section 2.2(a)), such Seller Stock Option shall no longer be exercisable, shall be cancelled without payment of any consideration therefor and shall have no further force or effect on and after the Effective Time.

(b) At the Effective Time, each outstanding award of shares of Seller Common Stock subject to vesting, forfeiture, repurchase or other lapse restriction (a “Seller Restricted Share Award” and any such award, together with each Seller Stock Option, a “Seller Equity Award”) granted under the Seller Stock Plans or otherwise, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall become fully vested and each such outstanding share of Seller Common Stock shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration, less applicable withholding Taxes, without interest. At the Effective Time, each outstanding right to receive or be distributed shares of Seller Common Stock under the Seller Stock Plans or the Brand Group Holdings, Inc. Deferred Compensation Plan (the “Seller Deferred Compensation Plan”), whether vested or unvested, shall vest in full and be settled or distributed according to the terms of the plan or arrangement upon which it was granted or distributable, and thereafter exchanged for the Merger Consideration. Notwithstanding the foregoing, any deferrals credited to the Seller Deferred Compensation Plan after the date hereof and related matching contributions or other employer contributions that, in either case, are deemed invested in Seller Common Stock shall be paid upon termination of the Seller Deferred Compensation Plan (as provided in Section 6.6(f), below) in cash equal to the then fair market value of such Seller Common Stock, but otherwise in accordance with the terms of the Seller Deferred Compensation Plan.

(c) At or as soon as practicable following the Effective Time (and in no event later than fifteen (15) business days after the Effective Time), Buyer or Buyer Bank shall deliver the Cash Out Amount to the holders of Seller Stock Options and the Merger Consideration to the holders of Seller Restricted Share Awards, in each case without interest, reduced by any Taxes withheld pursuant to Section 2.6.

(d) At or prior to the Effective Time, Seller and Buyer, through their respective board of directors or the appropriate committee thereof, shall adopt any resolutions and take any other actions that are reasonably necessary to effectuate the provisions of this Section 1.6.

1.7 Treatment of ESPP. In accordance with the terms of the Brand Group Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”), the current “Participation Period” under the ESPP, which begins January 1, 2018 and ends March 31, 2018, shall terminate and all outstanding “Purchase Rights” under the ESPP shall be exercised in accordance with its terms. Seller shall take such actions as reasonably necessary to provide that (a) no new Participation Period shall commence after the date hereof, (b) all outstanding “Purchase Rights” shall be exercised, shares of Seller Common Stock delivered and the ESPP terminated no later than the Effective Time, (c) any accumulated payroll deductions under the ESPP shall be returned to the extent not used to exercise Purchase Rights; and (d) no further Purchase Rights shall be granted or exercised hereafter except as described herein.

1.8 Articles of Surviving Corporation and Surviving Bank. At the Effective Time, the articles of incorporation of Buyer, as in effect immediately prior to the Effective Time (the “Buyer Articles”), shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. At the effective time of the Bank Merger, the charter of incorporation of Buyer Bank, as in effect immediately prior to the Effective Time, shall be the charter of incorporation of the Surviving Bank until thereafter amended in accordance with applicable law.

1.9 Bylaws of Surviving Corporation and Surviving Bank. At the Effective Time, the bylaws of Buyer, as in effect immediately prior to the Effective Time (the “Buyer Bylaws”), shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law. At the effective time of the Bank Merger, the bylaws of Buyer Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

1.10 Tax Consequences. It is intended that the Merger and the Bank Merger each constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger and the Bank Merger each to qualify as a “reorganization” under Section 368(a) of the Code.

1.11 Officers and Directors of Surviving Corporation and the Surviving Bank.

(a) Prior to the Effective Time, the parties shall take all appropriate actions so that, as of the Effective Time, and subject to and in accordance with the Buyer Articles and Buyer Bylaws, the number of directors of the Surviving Corporation shall be increased by one director and shall consist of the directors of Buyer in office immediately prior to the Effective Time as well as one current director of Seller selected by Buyer in its sole and absolute discretion after consultation with Seller (the “Seller Designee”), until the next annual meeting of the Surviving Corporation’s shareholders and until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The Surviving Corporation’s board of directors shall consider in good faith the nomination for reelection of the Seller Designee at each subsequent annual meeting of the Surviving Corporation’s shareholders through the 2021 annual meeting (and may consider the nomination of the Seller Designee after the 2021 annual meeting). The officers of Buyer shall, from and after the Effective Time, continue as the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b) Prior to the effective time of the Bank Merger, the parties shall take all appropriate actions so that, as of the effective time of the Bank Merger, and subject to and in accordance with the charter of incorporation and bylaws of Buyer Bank, the number of directors of the Surviving Bank shall be increased by two directors and shall consist of the directors of Buyer Bank in office immediately prior to the effective time of the Bank Merger as well as Bartow Morgan, Jr. and one current director of Seller Bank selected by Buyer Bank in its sole and absolute discretion after consultation with Seller Bank (the “Seller Bank Designees”), until the next annual meeting of the Surviving Bank’s sole shareholder and until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the charter of incorporation and bylaws of the Surviving Bank. Provided that, as to each Seller Bank Designee, he or she remains qualified to serve as a director under applicable banking laws, regulations and guidance, the Surviving Corporation shall reelect each of the Seller Bank Designees at each subsequent annual meeting of the Surviving Bank’s sole shareholder through the 2021 annual meeting (and may consider the reelection of each of the Seller Bank Designees after the 2021 annual meeting). The officers of Buyer Bank shall, from and after the effective time of the Bank Merger, continue as the officers of the Surviving Bank until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the charter of incorporation and bylaws of the Surviving Bank.

ARTICLE II.

DELIVERY OF MERGER CONSIDERATION

2.1 Deposit of Merger Consideration. At or prior to the Closing, Buyer shall deposit, or shall cause to be deposited, with Computershare Inc. (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (i) certificates (or at Buyer’s option, evidence of shares in book entry form) representing the shares of Buyer Common Stock equal to the aggregate Stock Consideration and (ii) immediately available funds equal to the aggregate Cash Consideration, together with cash in lieu of any fractional shares with respect to the Merger Consideration (such aggregate cash and certificates for shares of Buyer Common Stock (or at Buyer’s option, evidence of shares in book entry form), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 1.4 and Section 2.3(e) in exchange for shares of Seller Common Stock outstanding as of immediately prior to the Effective Time. The Exchange Agent shall not be entitled to vote or exercise any other rights of ownership with respect to the shares of Buyer Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends and other distributions payable or distributable with respect to such shares for the account of the persons entitled thereto.

2.2 Potential Adjustment to the Merger Consideration and the Cash Out Amount.

(a) If, (i) at any time after the date hereof and before the later of June 15, 2018 and the thirtieth (30th) day prior to the Effective Time (the “Special Asset Resolution Date”), Seller (or one of its Subsidiaries, as applicable) has sold any asset set forth on Section 2.2 of the Seller Disclosure Schedule (each, a “Special Asset” and, collectively, the “Special Assets”) (which Special Assets may be sold by Seller (or one of its Subsidiaries, as applicable) without the prior consent of Buyer so long as such sale is considered a “true sale” pursuant to GAAP) (1) for consideration less than the book value of such Special Asset as of the date of this Agreement (the “Special Asset Value”) as set forth on Section 2.2 of the Seller Disclosure Schedule (the “Special Asset Losses”), or (2) for consideration greater than the Special Asset Value of such Special Asset (the “Special Asset Gains”), or (ii) at the Effective Time, any Special Asset remains as an asset of Seller (or one of its Subsidiaries, as applicable) (a “Continuing Special Asset” and, collectively, the “Continuing Special Assets”), then, notwithstanding anything in this Agreement to the contrary, (1) the Exchange Ratio shall be adjusted to equal the quotient of (y) the quotient of (A) (a) the product of (1) the Exchange Ratio as set forth in Section 1.4(a)(ii) multiplied by (2) $44.93, multiplied by (3) 297,506.6 (the “Common Shares Outstanding”), plus (b) 89.9% of the aggregate Special Asset Gains, less (c) 89.9% of the aggregate Special Asset Losses, less (d) 89.9% of the aggregate Special Asset Value of any Continuing Special Assets, divided by (B) the Common Shares Outstanding, divided by (z) $44.93, (2) the Per Share Cash Consideration shall be adjusted to equal the quotient of (A) (a) the product of (1) the Per Share Cash Consideration as set forth in Section 1.4(a)(i) multiplied by (2) the Common Shares Outstanding, plus (b) 5.1% of the aggregate Special Asset Gains, less (c) 5.1% of the aggregate Special Asset Losses, less (d) 5.1% of the aggregate Special Asset Value of any Continuing Special Assets, divided by (B) the Common Shares Outstanding and (3) the Cash Out Amount shall be adjusted by adjusting the reference to $1,550 in subpart (x) of the formula for calculating the Cash Out Amount to an amount equal to the quotient of (A) (a) the product of (1) $1,550 multiplied by (2) 27,562 (the “Options Outstanding”), plus (b) 5.0% of the aggregate Special Asset Gains, less (c) 5.0% of the aggregate Special Asset Losses, less (d) 5.0% of the aggregate Special Asset Value of any Continuing Special Assets, divided by (B) the Options Outstanding, provided, however, that, notwithstanding the results of the calculations described in subpart (1), (2) and (3) of this sentence, in no event shall the Exchange Ratio be increased from the Exchange Ratio as set forth in Section 1.4(a)(ii), the Per Share Cash Consideration be increased from the Per Share Cash Consideration set forth in Section 1.4(a)(i) or the Cash Out Amount be increased from the Cash Out Amount set forth in Section 1.6(a). For the avoidance of doubt, Seller shall be permitted to sell the Special Assets after the Special Asset Resolution Date, but any such Special Asset shall be deemed a Continuing Special Asset for purposes hereof and, accordingly, any proceeds, gains or losses associated with any such sales shall be excluded from the calculations contemplated by this Section 2.2(a).

(b) The amount of any and all Special Asset Losses pursuant to Section 2.2(a) shall be determined net of any Tax Benefits reasonably realizable by the Buyer (or one of its Subsidiaries, as applicable) with respect to such Special Asset Losses. The term “Tax Benefit” means any Tax credit, refund of Taxes paid or other reduction, however realized, in the amount of Taxes that otherwise would have been paid, in each case computed using an assumed Tax rate of 21.0%.

(c) Buyer shall, on the last day of each month during the period between April 1, 2018 and the Effective Time, provide Seller and Seller Bank with its good faith estimate of the Effective Time, and Seller and Seller Bank shall be permitted to rely on such good faith estimate of the Effective Time for purposes of determining the Special Asset Resolution Date.

2.3 Delivery of Merger Consideration.

(a) As soon as practicable, but in no event later than five (5) business days after the Effective Time, the Exchange Agent shall mail to the former record holders of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time that have been converted into the right to receive the Merger Consideration pursuant to Section 1.4 (other than Dissenting Shares): (i) a letter of transmittal in customary form as reasonably agreed by the parties hereto (which shall specify that delivery shall be effected, and risk of loss of and title shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender to the Exchange Agent of Certificates for the Merger Consideration. Upon proper surrender of a Certificate or Certificates to the Exchange Agent for exchange and cancellation, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto and any other documents reasonably required by the Exchange Agent, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) the Merger Consideration that such holder of the Certificates shall have become entitled pursuant to the provisions of Article I, including cash in lieu of any fractional shares in accordance with the provisions of Section 2.3(e); and (ii) a check representing the amount of any dividends or distributions that such holder is entitled to receive pursuant to Section 2.3(b), and the Certificate or Certificates so surrendered shall forthwith be cancelled. Promptly upon receipt of such Certificate(s), letter of transmittal and any other required document, the Exchange Agent, on behalf of Buyer, shall deliver the Merger Consideration (in cash and in the form of an uncertificated book-entry share of Buyer Common Stock, unless such holder specifically requests a certificated share) to each such holder in exchange for each such share plus a check in the amount (if any) equal to any cash that such holder has the right to receive pursuant to Section 2.3(b) and, if applicable, Section 2.3(e) hereof. No interest will be paid or accrued on any Merger Consideration, including on any cash payable in lieu of fractional shares, or on any unpaid dividends and distributions payable to holders of Certificates. Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple letters of transmittal, provided that such representative certifies that each such letter of transmittal covers all the shares of Seller Common Stock held by such representative for a particular beneficial owner. Each Certificate so surrendered and all transmittal materials shall be duly completed and endorsed as the Exchange Agent may reasonably require. The Exchange Agent shall not be obligated to deliver the Merger Consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) for exchange as provided in this Section 2.3. After the Effective Time, each Certificate shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former holders of Seller Common Stock may be entitled) to evidence only the right of the holder thereof to receive the Merger Consideration in exchange for each such share as provided in this Article II.

(b) No dividends or other distributions declared with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Buyer Common Stock which the shares of Seller Common Stock represented by such Certificate have been converted into the right to receive.

(c) If any portion of the Merger Consideration is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to such issuance that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such issuance shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of such issuance in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any dividends or distributions that such holder is entitled to receive pursuant to Section 2.3(b).

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former shareholder of Seller who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume weighted average price of a share of Buyer Common Stock for a twenty (20) day period, starting with the opening of trading on the twentieth (20th) trading day prior to the Closing Date and ending with the closing of trading on the last trading day prior to the Closing Date, as reported by the Stock Exchange, by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f) Notwithstanding anything to the contrary set forth in this Agreement, shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and maintained appraisal rights in respect of such shares in accordance with Article 13 of the GBCC and did not vote for the adoption of this Agreement (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under applicable law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with Article 13 of the GBCC; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Article 13 of the GBCC, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Article 13 of the GBCC, such shares of Seller Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.4, without interest thereon, upon surrender of such shares of Seller Common Stock. Seller shall give prompt notice to Buyer of any demands received by Seller for appraisal, of any withdrawals of such demands and of any other instruments served pursuant to the GBCC and received by Seller relating to Article 13 of the GBCC, and Buyer shall direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Seller shall not, without the prior written consent of Buyer, make any payment with respect to, or settle or compromise or offer to settle or compromise or otherwise negotiate, any such demand, or agree to do any of the foregoing.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Seller as of the first anniversary of the Effective Time shall be delivered to Buyer. Any former shareholders of Seller who have not theretofore complied with this Article II shall thereafter look only to Buyer for payment of the Merger Consideration and any unpaid dividends and distributions on the Buyer Common

Stock deliverable in respect of each share of Seller Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Seller, its Subsidiaries, Buyer, Buyer Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of Seller Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to the time when such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become property of Buyer free and clear of any claims or interest of any person or entity otherwise entitled thereto.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Buyer, the posting by such person of a bond in such amount as Buyer may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent, or if the Merger Consideration payable with respect to such Certificate has been returned to Buyer pursuant to Section 2.3(g), Buyer, will issue the Merger Consideration and any unpaid dividends and distributions in exchange for such lost, stolen or destroyed Certificate.

(i) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of shares of Seller Common Stock in connection with the Merger or the other transactions contemplated by this Agreement, and the filing of any related return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (each such document, a “Tax Return”) and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

(j) From and after the Effective Time, the holders of Certificate(s) shall cease to have any rights with respect to the shares of Seller Common Stock represented thereby except as provided in this Agreement or by applicable law. All rights to receive the Merger Consideration issued upon conversion of the shares of Seller Common Stock pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller Common Stock.

(k) The Exchange Agent shall invest the cash balances in the Exchange Fund in a demand deposit account or as directed by Buyer. Any interest and other income resulting from such investment shall be the sole and exclusive property of Buyer and shall be paid to Buyer (or the Surviving Corporation) upon termination of the Exchange Fund pursuant to Section 2.3(g).

2.4 Rights as Shareholders. All shares of Buyer Common Stock to be issued as Merger Consideration shall be deemed issued and outstanding as of the Effective Time. Former shareholders of Seller and any other persons who are entitled to receive Buyer Common Stock as a result of the Merger will be able to vote after the Effective Time at any meeting of Buyer shareholders the number of whole shares of Buyer Common Stock into which their shares of Seller Common Stock are converted, regardless of whether they have exchanged their Certificates. Whenever a dividend or other distribution is declared by Buyer on the Buyer Common Stock with a record date after the Effective Time, the declaration shall include dividends or other distributions on all shares of Buyer Common Stock issuable hereunder, but no shareholder will be entitled to receive his, her or its distribution of such dividends or other distributions until physical exchange of such shareholder’s Certificate(s) shall have been effected. Upon exchange of a shareholder’s Certificate(s), any such person shall be entitled to receive from Buyer an amount equal to all dividends or other distributions (without interest thereon, less the amount of any Taxes that have been withheld by, imposed on or paid by Buyer or the Exchange Agent with respect to such dividends) declared, and for which the payment has occurred, on the shares represented thereby; provided, however, that former shareholders of Seller shall not be entitled to receive any dividend on their Buyer Common Stock with respect to any period for which Buyer paid a dividend prior to the Effective Time.

2.5 Bank Merger. At the effective time of the Bank Merger, each share of common stock, $100.00 par value per share, of Seller Bank (the “Seller Bank Common Stock”) issued and outstanding immediately prior to the effective time of the Bank Merger shall automatically be canceled and there shall be no conversion or exchange of, or consideration paid or issued for, such Seller Bank Common Stock. The certificate(s) for such Seller Bank Common Stock shall be surrendered and canceled. All of the shares of Buyer Bank issued and outstanding immediately prior to the effective time of the Bank Merger shall remain issued and outstanding after the effective time of the Bank Merger and shall be unaffected by the Bank Merger.

2.6 Withholding. Each of Buyer, Buyer Bank, Seller, Seller Bank, the Surviving Corporation and the Surviving Bank is entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Seller Common Stock or Seller Equity Awards such amounts as are required to be deducted or withheld therefrom under the Code, or any provision of state, local or foreign Tax law or under any other applicable legal requirement, and shall be further be entitled to sell shares of Buyer Common Stock otherwise issuable pursuant to this Agreement to satisfy any such withholding requirement (which Buyer Common Stock shall be valued with respect to such withholding at the average of the high and low trading prices thereof on the day of such sale). To the extent such amounts are so deducted or withheld and remitted on a timely basis to the appropriate Governmental Entities, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. The parties hereto shall reasonably cooperate to reduce or eliminate any such deduction or withholding to the extent permissible under applicable law.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Except as disclosed in (a) the Buyer Reports filed after January 1, 2015, and prior to the date hereof, but excluding any risk factors or forward-looking disclosures set forth under the heading “Risk Factors,” or under the heading “Special Note Regarding Forward-Looking Statements” or any other disclosure that is non-specific, cautionary, predictive or forward-looking in nature or otherwise constitutes a “forward-looking statement” under applicable law or (b) the correspondingly-enumerated section or subsection of the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Buyer and Buyer Bank to Seller prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of Buyer’s covenants contained in Article V, provided, however, that, notwithstanding anything in this Agreement to the contrary, any disclosures made with respect to a section of this Article III shall be deemed to qualify any other section of this Article III (i) specifically referenced or cross-referenced or (ii) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such section), Buyer and Buyer Bank, jointly and severally, hereby represent and warrant to Seller and Seller Bank as follows:

3.1 Corporate Organization.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Buyer has full corporate and other power and authority to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except to the extent that the failure to have such power or authority, or failure to be so licensed, qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect on Buyer. Buyer has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties and to engage in the business and activities now conducted by it, except where the failure to have such licenses, franchises, permits and other governmental authorizations would not, either individually or in the aggregate, have a Material Adverse Effect on Buyer. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Seller or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, operations, assets, liabilities, results of operations, or condition (financial or otherwise) of such party and its Subsidiaries, taken individually or as a whole, or (ii) the ability of such party to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that with respect to clause (i), the following shall not be deemed to have or contribute to, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: any change, state of facts, circumstances or event caused by or resulting from (A) changes, after the date hereof, in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (B) changes, after the date hereof, in United States or foreign securities markets, including changes in price levels or trading volumes, (C) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to Buyer or Seller or their respective Subsidiaries, as the case may be, (D) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (E) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity, (F) actions of Buyer or Seller, as applicable, taken with the prior written consent of the other or required hereunder or actions not taken by Buyer or Seller, as applicable, to the extent such action is prohibited by this Agreement without the prior written consent of the other party, which consent has not been given, (G) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement hereof or thereof, (H) any outbreak or escalation of major hostilities or any act of terrorism within the United States or directed against its facilities or citizens wherever located or any changes in global, national or regional political conditions, (I) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or (J) solely as to Buyer, changes in the trading price of Buyer Common Stock, in and of itself, but not including any underlying causes thereof; provided, further, that, as to clauses (A), (C), (D), and (E), such change, state of facts, circumstances or event does not have a disproportionate effect on Buyer or Seller, as applicable, as compared to other financial institutions and their holding companies.

(b) Buyer is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Buyer Articles and the Buyer Bylaws, as in effect as of the date of this Agreement, have previously been made available by Buyer to Seller.

(c) Each Buyer Subsidiary, including Buyer Bank, (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is, in the case of Buyer Bank, a Mississippi banking corporation, (iii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Buyer and (iv) has all requisite corporate, limited liability company or trust, as applicable, power and authority to own or lease its properties and assets and to carry on its business as now conducted, except to the extent that the failure to have such power or authority would not reasonably be expected to have a Material Adverse Effect on Buyer. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any bank, savings bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes under GAAP.

3.2 Capitalization.

(a) The authorized capital stock of Buyer consists of 150,000,000 shares of Buyer Common Stock, of which, as of the date of this Agreement, 49,392,978 shares were issued and outstanding, and 5,000,000 shares of preferred stock, $0.01 par value per share (such preferred stock, together with the Buyer Common Stock, the “Buyer Capital Stock”), none of which are issued and outstanding. As of the date hereof, no shares of Buyer Capital Stock were reserved for issuance except as disclosed in Section 3.2(a) of the Buyer Disclosure Schedule or for (i) 1,031,888 shares of Buyer Common Stock reserved for issuance pursuant to the equity-based compensation plans of Buyer disclosed in the Buyer Reports (the “Buyer Stock Plans”; stock option grants and restricted stock awards thereunder are referred to herein as “Buyer Equity Awards”). All of the issued and outstanding shares of Buyer Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. All of the Buyer Stock Plans have been approved by the Buyer’s shareholders, to the extent such shareholder approval is required under the requirements of the Stock Exchange or the Code. Except as described in the Buyer Reports, as of the date of this Agreement, no trust preferred securities (the “Buyer Trust Preferred Securities”) or subordinated debt securities of Buyer or any of its Subsidiaries are issued or outstanding. As of the date of this Agreement, Buyer is not deferring interest payments with respect to any of the Buyer Trust Preferred Securities or related junior subordinated debt securities issued by it or any of its affiliates.

(b) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Buyer are issued or outstanding.

(c) Except for (i) this Agreement and (ii) the Buyer Equity Awards issued prior to the date of this Agreement and disclosed in the Buyer Reports and otherwise pursuant to Buyer Benefit Plans, as of the date of this Agreement there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is bound obligating Buyer or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Buyer Capital Stock or shares of capital stock or other equity ownership interests of any of its Subsidiaries or any Voting Debt or stock appreciation rights of Buyer or any of its Subsidiaries or obligating Buyer or any of its Subsidiaries to extend or enter into any such option, subscription, warrant, call, right, commitment or agreement or requiring Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Capital Stock or shares of capital stock or other equity ownership interests of any of its Subsidiaries. There are no outstanding contractual obligations of Buyer or any of its Subsidiaries pursuant to which Buyer or any of its Subsidiaries is or could be required to register shares of Buyer Capital Stock or other securities under the Securities Act.

(d) Except as disclosed in Section 3.2(d) of the Buyer Disclosure Schedule, Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Buyer has been or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Each of Buyer and Buyer Bank has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the adoption and approval of the Bank Merger pursuant to this Agreement by Buyer as the sole shareholder of Buyer Bank (which Buyer shall effect promptly after the date hereof), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved in a unanimous vote by the board of directors of Buyer and Buyer Bank. The board of directors of Buyer determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Buyer and its shareholders. Except for the adoption and approval of the Bank Merger by Buyer as the sole shareholder of Buyer Bank, no other corporate proceedings on the part of Buyer or Buyer Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Buyer Bank and (assuming due authorization, execution and delivery by Seller and Seller Bank) constitutes a valid and binding obligation of each of Buyer and Buyer Bank, enforceable against it in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). The shares of Buyer Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Buyer will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Buyer and Buyer Bank, nor the consummation by Buyer or any of its Subsidiaries, as applicable, of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by Buyer or any of its Subsidiaries with any of the terms or provisions hereof or any of the terms and provisions of any agreement contemplated hereby, will (i) violate any provision of the Buyer Articles, the Buyer Bylaws or the organizational documents of any of its Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, require the payment of any termination or like fee, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (ii) above for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations, or Liens which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

3.4 Consents and Approvals . Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “FRB”), Federal Deposit Insurance Corporation (the “FDIC”), the MCB and GDBF, with respect to the Merger and the Bank Merger, as applicable, and approval of such applications and notices, (ii) the filing of any required applications, filings or notices with any other federal, state or foreign agencies or regulatory (including self-regulatory) authorities (including the Stock Exchange and the Financial Industry Regulatory Authority) and approval or grant of such applications, filings and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement/Prospectus in definitive form relating to the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote (the “Requisite Seller Approval”) (including any amendments or supplements thereto, the “Approval Document/Prospectus”), and of the registration statement on Form S-4 (the “Form S-4”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in which the Approval Document/Prospectus will be included as a prospectus, and declaration of effectiveness of the Form S-4 by the SEC, (iv) compliance with the applicable requirements of the Exchange Act and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock constituting a portion of the Merger Consideration pursuant to this Agreement, (v) the filing of the Articles of Merger with the Georgia Secretary pursuant to the GBCC and the Mississippi Secretary pursuant to the MBCA, and the filing of the Bank Merger Certificates, and (vi) the approval of the listing on the Nasdaq Stock Market LLC (“Stock Exchange”) of the shares of Buyer Common Stock to be issued as the Merger Consideration, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) or Regulatory Agency are necessary by Buyer or Buyer Bank in connection with (A) the execution and delivery by Buyer and Buyer Bank of this Agreement or (B) the consummation by Buyer or any of its Subsidiaries, as applicable, of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Buyer has no knowledge of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Merger, the Bank Merger and the other transactions contemplated herein on a timely basis. Except for any consents, authorizations, or approvals which are listed in Sections 3.3 or 3.4 of the Buyer Disclosure Schedule and adoption and approval of the Bank Merger by Buyer as the sole shareholder of Buyer Bank, no consents, authorizations, or approvals of any person, other than a Governmental Entity or Regulatory Agency, are necessary by Buyer or Buyer Bank in connection with (x) the execution and delivery by Buyer and Buyer Bank of this Agreement or (y) the consummation by Buyer or any of its Subsidiaries, as applicable, of the Merger and the other transactions contemplated hereby (including the Bank Merger).

3.5 Regulatory Reports. Each of Buyer and its Subsidiaries has timely filed or furnished, as applicable, in correct form all reports, forms, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2016 with (i) the FRB, (ii) the FDIC, (iii) any state or foreign regulatory authority, and (iv) any self-regulatory organization (an “SRO”) (individually, a “Regulatory Agency” and collectively, the “Regulatory Agencies”), and all other reports and statements required to be filed or furnished by them since January 1, 2016, including, without limitation, any report or statement required to be filed or furnished pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, form, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer and except with respect to Taxes. As of their filing date, each such report or other filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Buyer and its Subsidiaries, no Regulatory Agency has initiated any proceeding or examination, or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigations would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, or threatened to initiate any of the foregoing. There (x) is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any written report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries and (y) are no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries.

3.6 Financial Statements. The consolidated financial statements of Buyer and its Subsidiaries included in the Buyer Reports (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations, changes in shareholders’ equity, cash flows and financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and immaterial in any event); each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and its Subsidiaries have been since January 1, 2016, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2016, no independent public accounting firm of Buyer has resigned (or informed Buyer that it intends to resign) or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

3.7 Broker’s Fees. Except for Keefe, Bruyette & Woods, Inc. (“KBW”), neither Buyer nor any of its Subsidiaries or any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2017, there have been no events, occurrences, developments or changes that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

(b) Since December 31, 2017, through and including the date of this Agreement, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Buyer and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a) Neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to Buyer’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, if adversely determined would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

(b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries that, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Buyer.

3.10 Taxes and Tax Returns. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer:

(a) Each of Buyer and its Subsidiaries has timely filed all federal, state, foreign and local information returns and Tax Returns required to be filed by it and has timely paid all Taxes that are due or claimed to be due from it by federal, state, foreign or local taxing authorities, other than Taxes or other governmental charges that are not yet delinquent or are being contested in good faith or have not been finally determined and in each case have been adequately reserved against under GAAP. All such Tax Returns are accurate and complete.

(b) There are no audits, examinations, assessments, litigation, proposed adjustments, matters in controversy or other disputes pending, or to the knowledge of Buyer, asserted, for Taxes or assessments upon Buyer or any of its Subsidiaries for which Buyer does not have reserves that are adequate under GAAP.

(c) Neither Buyer nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Buyer and its Subsidiaries, or that was entered into with customers, vendors, lessors or the like in the ordinary course of business).

(d) Within the past five (5) years, neither Buyer nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(e) Neither Buyer nor any of its Subsidiaries has any liability for Taxes of any person (other than Buyer or any of its Subsidiaries) arising from the application of Section 1.1502-6 of the Treasury Regulations promulgated under the Code (the “Treasury Regulations”) or any analogous provision of state, local or foreign law, or as a transferee or successor.

(f) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Buyer or any of its Subsidiaries that would have effect after the Effective Time.

(g) All Taxes required to be withheld, collected or deposited by or with respect to Buyer or any of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(h) Neither Buyer nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired.

(i) Neither Buyer nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, social security, unemployment, severance, withholding, duties, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

3.11 Employee Benefits.

(a) Section 3.11(a) of the Buyer Disclosure Schedule sets forth a true and complete list of all material deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, employment, consulting, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other material employee benefit plan, program, agreement or arrangement (including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether written or unwritten, whether or not subject to ERISA), sponsored, maintained or contributed to or required to be contributed to by Buyer or any of its Subsidiaries or by any trade or business, whether or not incorporated, which together with Buyer or any of its Subsidiaries, would be deemed a “single-employer” under Section 414 of the Code or Section 4001 of ERISA (a “Buyer ERISA Affiliate”), for the benefit of any current or former employee, independent contractor, consultant, officer, manager or director (and/or their dependents or beneficiaries) of Buyer, any Subsidiary of Buyer or any Buyer ERISA Affiliate, or with respect to which Buyer, any Subsidiary of Buyer or any Buyer ERISA Affiliate otherwise has any material liabilities or obligations, contingent or otherwise (such arrangements, whether or not material, the “Buyer Benefit Plans”).

(b) Except as described in Section 3.11(b) of the Buyer Disclosure Schedule, no Buyer Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (iii) a multiple employer plan as defined in Section 413(c) of the Code or within the meaning of Sections 4063, 4064 or 4066 of ERISA; or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, and neither Buyer, any Subsidiary of Buyer, nor any Buyer ERISA Affiliate has maintained, contributed to, or been required to contribute to any employee benefit plan described in clauses (i), (ii), (iii) or (iv) above within the last six (6) years.

(c) Except as described in Section 3.11(c) of the Buyer Disclosure Schedule, none of the Buyer Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

(d) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, (i) each of the Buyer Benefit Plans has been established, operated and administered in compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code, (ii) each of the Buyer Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter (upon which Buyer is entitled to rely) from the United States Internal Revenue Service (the “IRS”) that such Buyer Benefit Plan is so qualified, and to the knowledge of Buyer, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Buyer Benefit Plan, (iii) all contributions due and payable by Buyer or its Subsidiaries with respect to each Buyer Benefit Plan in respect of current or any prior plan years have been paid or accrued in accordance with applicable law, (iv) none of Buyer, its Subsidiaries or, to the knowledge of Buyer, any other person, including any fiduciary, has engaged in a transaction in connection with which Buyer, its Subsidiaries or any Buyer Benefit Plan will be subject to either a civil penalty assessed pursuant to Section 406 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (v) there are no pending or, to the knowledge of Buyer, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Buyer Benefit Plans or any trusts related thereto.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or employee of Buyer or any of its Subsidiaries from Buyer or any of its Subsidiaries under any Buyer Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Buyer Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such payments or benefits.

(f) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, each Buyer Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) and not otherwise exempt from Section 409A of the Code has been maintained and operated in compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or, to the knowledge of Buyer, is reasonably expected to be incurred by a participant in any such Buyer Benefit Plan.

3.12 Buyer Reports. Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since January 1, 2016 (such documents, together will all exhibits and schedules thereto and all information incorporated by reference therein, the “Buyer Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Buyer Reports complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer and each of its officers and directors are in compliance in all material respects, and have complied in all material respects, with the applicable listing and corporate governance rules and regulations of the Stock Exchange.

3.13 Compliance with Applicable Law.

(a) Buyer and each of its Subsidiaries holds, and has at all times since January 1, 2016 held, all licenses, franchises, permits, patents, trademarks and authorizations, and have made all filings, applications and registrations with Governmental Entities, necessary for the lawful conduct of their respective businesses under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), all of which are in full force and effect, except where the failure to hold such license, franchise, permit, patent, trademark or authorization in full force and effect, to make such filing, application or registration, or to pay such fee or assessment would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. To the knowledge of Buyer, no suspension or cancellation of any such necessary license, franchise, permit, patent, trademark or authorization is threatened. Except for any noncompliance or default that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, Buyer and each of its Subsidiaries have since January 1, 2016 complied with and are not in default under any, applicable law, statute, order, rule, regulation, policy, agreement and/or guideline of any Governmental Entity or Regulatory Agency relating to Buyer or any of its Subsidiaries, including, without limitation, laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and

Consumer Protection Act, the Small Business Act of July 30, 1953, any regulations promulgated by the Consumer Financial Protection Bureau or the FDIC, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither Buyer nor any of its Subsidiaries has received any written notice from any Governmental Entity asserting that Buyer or any of its Subsidiaries is in violation of or default with respect to any of the foregoing, except for such noncompliance or default that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

(b) Buyer and each of its Subsidiaries are and since January 1, 2016 have been conducting operations at all times in compliance in all material respects with all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where each of them conducts business, including, without limitation, applicable financial record keeping and reporting requirement of such laws (collectively, the “Anti-Money Laundering Laws”). Buyer and each of its Subsidiaries have established and maintain a system of internal controls designed to ensure material compliance by each of them with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws. The board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains customer identification verification procedures that has not been deemed ineffective by any Governmental Entity or Regulatory Agency and that meets the requirements of Sections 352 and 326 of the USA Patriot Act.

3.14 Certain Contracts.

(a) Neither Buyer nor Buyer Bank is in default under any contract filed as an exhibit to Buyer’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “Buyer 2017 Form 10-K”), other than defaults which would not reasonably be likely to result in, individually or in the aggregate, a Material Adverse Effect on Buyer (each contract is referred to herein as a “Buyer Material Contract”).

(b) Neither Buyer nor any of its Subsidiaries has knowledge of, or has received notice of, any default or any violation of any Buyer Material Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. To Buyer’s knowledge, each third-party counterparty to each Buyer Material Contract has in all respects performed all obligations required to be performed by it to date under such Buyer Material Contract.

3.15 Agreements with Regulatory Agencies. Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any material civil monetary penalty by, or has been a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Entity, that, in each of any such cases, currently restricts in any material respect the conduct of its business, would restrict the consummation of the transactions contemplated by this Agreement or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies or its management or its business (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement.

3.16 Undisclosed Liabilities. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, except for liabilities and obligations (i) set forth or adequately provided for in the consolidated balance sheet included in the Buyer 2017 Form 10-K, (ii) incurred in the ordinary course of business and consistent with past practice since December 31, 2017 (none of which arises from a breach of any contract or agreement, breach of warranty, tort, infringement, violation of applicable law or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of ASC Topic 450, Contingencies) or (iii) incurred in connection with this Agreement or the transactions contemplated hereby.

3.17 Regulatory Capitalization. Buyer Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. Buyer has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which would be reasonably expected to result in Buyer or Buyer Bank failing to be “well-capitalized” within the next twelve (12) months.

3.18 Deposit Insurance. The deposits of Buyer Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by law, and Buyer Bank has paid all premiums and assessments when due and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to Buyer’s knowledge, threatened. As of the date hereof, other than reciprocal deposit accounts obtained through Promontory Interfinancial Network, LLC, none of Buyer Bank’s deposits are “brokered” deposits (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or are subject to any material Lien, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

3.19 Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Buyer has received a rating of “Satisfactory” in its most recent exam under the Community Reinvestment Act, as amended (the “CRA”). To Buyer’s knowledge, no facts or circumstances exist which would cause Buyer or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer pursuant to 12 C.F.R. Part 364.

3.20 Transactions with Affiliates. Except for transactions, agreements, arrangements or understandings between Buyer and any of its Subsidiaries, there are no outstanding amounts payable to or receivable from, or advances by Buyer or any of its Subsidiaries to, and neither Buyer nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder or other affiliate of Buyer or any of its Subsidiaries, or to Buyer’s knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Buyer or any of its Subsidiaries and other than deposits held by Buyer Bank or loans made or other financial services provided by Buyer Bank in the ordinary course of business and in compliance in all material respects with all applicable laws and regulations. All agreements between Buyer or any of its Subsidiaries and any of their respective affiliates comply in all material respects, to the extent applicable, with Regulation W of the FRB.

3.21 Reorganization. Buyer is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22 Information Supplied. The information relating to Buyer and its Subsidiaries and their respective directors and officers that is provided by Buyer or its representatives specifically for inclusion or incorporation by reference in (a) the Approval Document/Prospectus, on the date it (and any amendment or supplement thereto) is filed and first mailed to Seller’s shareholders and at the time of the Seller Shareholders’ Meeting, (b) the Form S-4, when it and any amendment thereto is filed and becomes effective under the Securities Act, and (c) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date. The Form S-4 and the portions of the Approval Document/Prospectus relating to Buyer and its Subsidiaries and their respective directors and officers and other portions within the reasonable control of Buyer and its Subsidiaries will comply in all material respects with the provisions of the Securities Act and Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Seller or its Subsidiaries for inclusion in the Approval Document/Prospectus, the Form S-4 or any other document filed with any other Regulatory Agency in connection herewith.

3.23 Internal Controls. Buyer has implemented and maintains a system of (i) “disclosure controls and procedures” (as defined in Rule 13(a)-15(e) under the Exchange Act) effective for ensuring that information Buyer is required to disclose in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to Buyer’s chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure, and (ii) internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Buyer has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s outside auditors and the audit committee of Buyer’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Buyer, any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. Copies of any such disclosures were made in writing by management to Buyer’s auditors and audit committee and a copy has been previously made available to Seller.

3.24 Opinion of Buyer Financial Advisor. Prior to the execution of this Agreement, the board of directors of Buyer has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of KBW, to the effect that as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to Buyer. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25 Regulatory Matters. Neither Buyer nor any of its Subsidiaries has taken or agreed to take any action which could reasonably be expected to materially impede or delay receipt of any consents of Regulatory Authorities referred to in Section 6.1 or result in failure of the condition in Section 7.1(c).

3.26 No Further Representations.

(a) Except for the representations and warranties made by Buyer and Buyer Bank in this Article III, neither Buyer, Buyer Bank nor any other person makes any express or implied representation or warranty with respect to Buyer, its Subsidiaries, or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise), and each of Buyer and Buyer Bank hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Buyer, Buyer Bank nor any other person makes or has made any representation or warranty to the Seller or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer or any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Buyer and Buyer Bank in this Article III, any oral or written information presented to the Seller or any of its affiliates or representatives in the course of their due diligence investigation of Buyer, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Each of Buyer and Buyer Bank acknowledges and agrees that neither Seller, Seller Bank nor any other person has made or is making, and they have not relied upon, any express or implied representation or warranty regarding Seller or any of its Subsidiaries other than those contained in Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

OF SELLER

Except as disclosed in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by Seller to Buyer prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of Seller’s covenants contained in Article V, provided, however, that, notwithstanding anything in this Agreement to the contrary, any disclosures made with respect to a section of this Article IV shall be deemed to qualify any other section of this Article IV (A) specifically referenced or cross-referenced or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such section), Seller and Seller Bank, jointly and severally, hereby represent and warrant to Buyer and Buyer Bank as follows:

4.1 Corporate Organization.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Seller has full corporate and other power and authority to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except to the extent that the failure to have such power or authority, or failure to be so licensed, qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect on Seller. Seller has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties and to engage in the business and activities now conducted by it, except where the failure to have such licenses, franchises, permits and other governmental authorizations would not, either individually or in the aggregate, have a Material Adverse Effect on Seller.

(b) Seller is a bank holding company registered under the BHC Act. Seller Bank is a member of the Federal Reserve System. True and complete copies of the Seller’s articles of incorporation (the “Seller Articles”), and amended and restated bylaws (the “Seller Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Seller to Buyer.

(c) Section 4.1(c) of the Seller Disclosure Schedule lists the direct and indirect Subsidiaries of Seller. Each Subsidiary of Seller, including Seller Bank, (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is, in the case of Seller Bank, a Georgia banking corporation, (iii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller and (iv) has all requisite corporate, limited liability company or trust, as applicable, power and authority to own or lease its properties and assets and to carry on its business as now conducted, except to the extent that, individually or in the aggregate, the failure to have such power or authority would not reasonably be expected to have a Material Adverse Effect on Seller.

(d) Other than as listed on Section 4.1(d) of Seller Disclosure Schedule and Seller Bank’s ownership of stock of the Federal Reserve Bank of Atlanta and the Federal Home Loan Bank of Atlanta, Seller does not own or control, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other entity.

4.2 Capitalization.

(a) The authorized capital stock of Seller consists of ten million (10,000,000) shares of Seller Common Stock, of which 297,506.6 shares were issued and outstanding as of the date of this Agreement (inclusive of 4,530.7 shares of Seller Common Stock granted in respect of Seller Restricted Share Awards and 4,146.77 shares of Seller Common Stock reserved for issuance under the Seller Deferred Compensation Plan), and two million (2,000,000) shares of preferred stock, no par value per share (such preferred stock, together with the Seller Common Stock, the “Seller Capital Stock”), no shares of which are issued and outstanding. As of the date hereof, no shares of Seller Capital Stock were reserved for issuance except for 29,705 shares of Seller Common Stock reserved for issuance upon the exercise of outstanding Seller Stock Options issued pursuant to the Seller Stock Plans. All of the issued and outstanding shares of Seller Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. All outstanding shares of Seller Capital Stock and all outstanding shares of the capital stock of each of Seller’s Subsidiaries have been issued in compliance with all applicable federal and state securities laws. Except as set forth in Section 4.2(a) of the Seller Disclosure Schedule, as of the date of this Agreement, no trust preferred securities (the “Seller Trust Preferred Securities”) or subordinated debt securities of Seller or any of its Subsidiaries are issued or outstanding. As of the date of this Agreement, Seller is not deferring interest payments with respect to any of the Seller Trust Preferred Securities or related junior subordinated debt securities issued by it or any of its affiliates.

(b) No Voting Debt of Seller is issued or outstanding.

(c) Except for (i) this Agreement, and (ii) the Seller Equity Awards issued prior to the date of this Agreement and set forth in Section 4.2(a), as of the date of this Agreement there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries is bound obligating Seller or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Seller Capital Stock or shares of capital stock or other equity ownership interests or securities convertible into or representing the right to purchase or otherwise receive any of the foregoing of any of its Subsidiaries or any Voting Debt or stock appreciation rights of Seller or any of its Subsidiaries or obligating Seller or any of its Subsidiaries to extend or enter into any such option, subscription, warrant, call, right, commitment or agreement or requiring Seller or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Seller Capital Stock or shares of capital stock or other equity ownership interests of any of its Subsidiaries. Except pursuant to that certain Amended and Restated Shareholders’ Agreement, dated as of September 21, 2016, by and among Seller and the shareholders party thereto (the “Seller Shareholders’ Agreement”), there are no outstanding contractual obligations of Seller or any of its Subsidiaries pursuant to which Seller or any of its Subsidiaries is or could be required to register shares of Seller Capital Stock or other securities under the Securities Act. Other than the Seller Shareholders’ Agreement and the Shareholder Support Agreements, there are no proxies, voting trusts, agreements, arrangements or other understandings with respect to the voting of Seller Capital Stock to which Seller is a party. All of the Seller Stock Plans have been approved by Seller’s shareholders, or shareholders of corporations that Seller has acquired, in accordance with the requirements of the laws of the applicable state and the Code.

(d) Seller owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Seller has been or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities convertible into or representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Each of Seller and Seller Bank has full corporate power and authority to execute and deliver this Agreement and, subject in the case of (i) the consummation of the Merger to the receipt of the Requisite Seller Approval and (ii) the adoption and approval of the Bank Merger pursuant to this Agreement by Seller as the sole shareholder of Seller Bank (which Seller shall effect promptly after the date hereof), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved in a unanimous vote by the board of directors of Seller and Seller Bank. The board of directors of Seller determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Seller and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Seller’s shareholders for approval and, except for the Requisite Seller Approval and the adoption and approval of the Bank Merger by Seller as the sole shareholder of Seller Bank, no other corporate proceedings on the part of Seller or Seller Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and Seller Bank and (assuming due authorization, execution and delivery by Buyer and Buyer Bank) constitutes a valid and binding obligation of each of Seller and Seller Bank, enforceable against it in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery of this Agreement by Seller and Seller Bank, nor the consummation by Seller or any of its Subsidiaries, as applicable, of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by Seller or any of its Subsidiaries with any of the terms or provisions hereof or any of the terms and provisions of any agreement contemplated hereby, will (i) assuming receipt of all required approvals under the Seller Shareholders’ Agreement, violate any provision of the Seller Articles or the Seller Bylaws or the organizational documents of any of its Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, require the payment of any termination or like fee, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (ii) above for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations, or Liens which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.

4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the FRB, the FDIC, the MCB and the GDBF, with respect to the Merger and the Bank Merger, as applicable, and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Form S-4 (which shall include the Approval Document/Prospectus) and declaration of effectiveness of the Form S-4 by the SEC, (iv) compliance with the applicable requirements of the Exchange Act and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock constituting a portion of the Merger Consideration pursuant to this Agreement, and (v) the filing of the Articles of Merger with the Georgia Secretary pursuant to the GBCC, the filing of the Articles of Merger with the Mississippi Secretary pursuant to the MBCA and the filing of the Bank Merger Certificates, no consents or approvals of or filings or registrations with any Governmental Entity or Regulatory Agency are necessary by Seller or Seller Bank in connection with (A) the execution and delivery by Seller and Seller Bank of this Agreement or (B) the consummation by Seller or any of its Subsidiaries, as applicable, of the Merger and the other transactions contemplated hereby (including the Bank Merger). Except for any consents, authorizations, or approvals which are listed in Sections 4.3 or 4.4 of the Seller Disclosure Schedule, receipt of the Requisite Seller Approval and adoption and approval of the Bank Merger by Seller as the sole shareholder of Seller Bank, no consents, authorizations, or approvals of any person, other than a Governmental Entity or Regulatory Agency, are necessary by Seller or Seller Bank in connection with (x) the execution and delivery by Seller and Seller Bank of this Agreement or (y) the consummation by Seller or any of its Subsidiaries, as applicable, of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Seller has no knowledge of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Merger, the Bank Merger and the other transactions contemplated herein on a timely basis.

4.5 Reports. Each of Seller and its Subsidiaries has timely filed or furnished, as applicable, in correct form all reports, forms, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2015 with the Regulatory Agencies, and all other reports and statements required to be filed or furnished, as applicable, by them since January 1, 2015, including, without limitation, any report or statement required to be filed or furnished pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency or pursuant to any Seller Regulatory Agreement, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, form, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller and except with respect to Taxes. As of their filing date, each such report or other filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Seller and its Subsidiaries, no Regulatory Agency has initiated any proceeding or examination or, to the knowledge of Seller, investigation into the business or operations of Seller or any of its Subsidiaries since January 1, 2015 or threatened to initiate any of the foregoing. There (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any written report or statement relating to any examinations or inspections of Seller or any of its Subsidiaries or any Seller Regulatory Agreement, and (y) are no formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Seller or any of its Subsidiaries.

4.6 Financial Statements.

(a) Seller has delivered to Buyer true, correct and complete copies, including notes, of the audited financial statements of Seller for the years ended December 31, 2016, 2015, and 2014, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity, in each case accompanied by the audit report of Porter Keadle Moore, LLC, and unaudited financial statements of Seller for the twelve months ended December 31, 2017 (collectively, the “Seller Financial Statements”). The Seller Financial Statements fairly present in all material respects the consolidated results of operations, changes in shareholders’ equity, cash flows and financial position of Seller and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and immaterial in any event); each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Seller and its Subsidiaries since January 1, 2015 have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2015, no independent public accounting firm of Seller has resigned (or informed Seller that it intends to resign) or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Since January 1, 2015 (i) neither Seller nor any of its Subsidiaries nor, to the knowledge of Seller, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of Seller, no attorney representing Seller or any of its Subsidiaries, whether or not employed by Seller or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to Seller’s board of directors or any committee thereof or to any of Seller’s directors or officers.

4.7 Broker’s Fees. Except for Evercore Group L.L.C. (“Evercore”) and Banks Street Partners, LLC, neither Seller nor any of its Subsidiaries or any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2017, there have been no events, occurrences, developments or changes that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.

(b) Since December 31, 2017, through and including the date of this Agreement, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Seller and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings.

(a) Neither Seller nor any of its Subsidiaries is a party to any, and there are no pending or, to Seller’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.

(b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon Seller or any of its Subsidiaries or the assets of Seller or any of its Subsidiaries that either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Seller.

4.10 Taxes and Tax Returns.

(a) Each of Seller and its Subsidiaries has timely filed all federal, state, foreign and local information returns and Tax Returns required to be filed by it and has timely paid all Taxes that are due or claimed to be due from it by federal, state, foreign or local taxing authorities, other than Taxes or other governmental charges that are (i) not yet due and payable, (ii) are being contested in good faith and are set forth on Section 4.10 of the Seller Disclosure Schedule, or (iii) have not been finally determined, and in each case these Taxes and other governmental charges have been adequately reserved against under GAAP (including for the Taxes not yet due and payable), as to which the failure to file, pay or make provision for would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. All such Tax Returns are accurate and complete in all material respects. No written claim has been made by any Governmental Entity in any jurisdiction where the Seller or any of its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax in that jurisdiction that has not been resolved. The income Tax Returns of Seller and its Subsidiaries for all taxable periods ended on or prior to December 31, 2014 are closed to examination due to the expiration of the applicable statute of limitations.

(b) There are no material audits, examinations, assessments, litigation, proposed adjustments, matters in controversy or other disputes pending, or threatened or asserted in writing, or to the knowledge of Seller, otherwise asserted, for Taxes or assessments upon Seller or any of its Subsidiaries, other than as set forth on Section 4.10 of the Seller Disclosure Schedule (for which Seller has reserves that are adequate under GAAP).

(c) Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Seller:

(i) Neither Seller nor any of its Subsidiaries is a party to or is bound by any, written or unwritten, Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Seller and its Subsidiaries, or that was entered into with customers, vendors, lessors or the like in the ordinary course of business).

(ii) Within the past five (5) years, neither Seller nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(iii) Except as set forth on Section 4.10 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has ever been a member of a consolidated, combined, or unitary Tax group (other than a group of which Seller is or was the common parent) or has any liability for Taxes of any person (other than Seller or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor.

(iv) Neither Seller nor any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to (i) a change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or foreign law) prior to the Effective Time, (ii) an installment sale or open transaction disposition made on or entered into prior to the Effective Time, (iii) a prepaid amount received on or prior to the Closing Date, (iv) a “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign law) or (v) an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law).

(d) All Taxes required to be withheld, collected or deposited by or with respect to Seller or any of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority (including with respect to any employee or independent contractor), except for failures to so withhold, collect or deposit that are immaterial, individually and in the aggregate.

(e) Neither Seller nor any of its Subsidiaries has (i) granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired, or (ii) requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (iii) has applied with the IRS for a change in accounting method (nor does Seller or any of its Subsidiaries have any knowledge that the IRS has proposed any such change of accounting method), as contemplated by Section 481 of the Code, (iv) ever been an S corporation within the meaning of Section 1361(a) of the Code, or participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f) Neither Seller nor any of its Subsidiaries is a partner or a member of any partnership, joint venture or any other arrangement that could be classified as a partnership for U.S. federal income tax purposes.

(g) Seller and its Subsidiaries have disclosed on their income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(h) No Liens for Taxes exist upon, or with respect to, any of the assets or properties of Seller or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

4.11 Employees.

(a) Seller has made available to Buyer a complete and correct list of the position, hire date, cost center within Seller, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of (i) each director and employee of Seller and its Subsidiaries, (ii) each independent contractor, consultant and agent of Seller or a Subsidiary of Seller and any person leased from another employer who has received or is entitled to payments and/or benefits of $25,000 or more on an annual basis during fiscal year 2017 or who is proposed to receive or be entitled to payments and/or benefits of $25,000 or more on an annual basis during fiscal year 2018, and (iii) each other person to whom Seller or any Subsidiary of Seller pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

(b) There is no collective bargaining agreement in effect between Seller or any of its Subsidiaries and any labor unions or organizations representing any of the employees of Seller or any of its Subsidiaries. Since January 1, 2015, neither Seller nor any of its Subsidiaries has experienced any organized slowdown, work interruption, strike or material work stoppage by its employees, and, to the knowledge of Seller, there is no strike, material labor dispute or union organization activity pending or threatened affecting Seller or any of its Subsidiaries.

(c) Seller and its Subsidiaries are, and since January 1, 2015, have been, in compliance with all domestic or foreign federal, state, provincial, local or municipal laws, ordinances, codes, principles of common law, regulations, orders, directives or other legal requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, the employment of non-citizens under the Immigration Reform and Control Act of 1986, as amended, and the proper classification of individuals as employees or independent contractors, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. There is no claim or proceeding brought by or on behalf of any employee or former employee of Seller or any of its Subsidiaries under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, the National Labor Relations Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Uniformed Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act or any other legal requirement pending or, to the knowledge of Seller, threatened against Seller or any of its Subsidiaries that, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Seller.

(d) Seller has complied, or will comply prior to the Effective Time, in all respects with all obligations existing on or before the Effective Time imposed by the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and any applicable similar state or local law, including providing all notices required thereunder with respect to employees of Seller and its Subsidiaries (including Brand Mortgage Group, LLC).

4.12 Employee Benefits.

(a) Section 4.12(a) of the Seller Disclosure Schedule sets forth a true and complete list of all deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, employment, consulting, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or compensatory arrangements, and each other perquisite, fringe or other material employee benefit plan, program, agreement or arrangement (including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether written or unwritten, whether or not subject to ERISA), sponsored, maintained or contributed to or required to be contributed to by Seller or any of its Subsidiaries or by any trade or business, whether or not incorporated, which together with Seller or any of its Subsidiaries, would be deemed a “single-employer” under Section 414 of the Code or Section 4001 of ERISA (a “Seller ERISA Affiliate”), for the benefit of any current or former employee, independent contractor, consultant, officer, manager or director (and/or their dependents or beneficiaries) of Seller, any Subsidiary of Seller or any Seller ERISA Affiliate, or with respect to which Seller, any Subsidiary of Seller or any Seller ERISA Affiliate otherwise has any material liabilities or obligations, contingent or otherwise (such arrangements, whether or not material, the “Seller Benefit Plans”).

(b) No Seller Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (iii) a multiple employer plan as defined in Section 413(c) of the Code or within the meaning of Sections 4063, 4064 or 4066 of ERISA; or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Neither Seller, any Subsidiary of Seller, nor any Seller ERISA Affiliate has maintained, contributed to, or been required to contribute to any employee benefit plan described in clause (i), and neither Seller, any Subsidiary of Seller nor any Seller ERISA Affiliate has maintained, contributed to or been required to contribute to any employee benefit plan described in clauses (ii), (iii) or (iv) above within the last six (6) years.

(c) None of the Seller Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

(d) With respect to each material Seller Benefit Plan, Seller has delivered or made available to Buyer complete copies of each of the following documents (to the extent applicable): (i) a copy of each written Seller Benefit Plan currently in effect (including any material amendments thereto); (ii) a copy of the two (2) most recent Form 5500 annual reports, if any, required under ERISA or the Code; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA; (iv) if the Seller Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) if the Seller Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter or opinion letter upon which the plan sponsor is entitled to rely received from the IRS; and (vi) all material correspondence since January 1, 2016 with the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation regarding any Seller Benefit Plan. Seller has disclosed or made available to Buyer a summary of the terms and conditions of any unwritten material Seller Benefit Plan.

(e) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, (i) each of the Seller Benefit Plans has been established, operated and administered in compliance with ERISA and the Code, (ii) each of the Seller Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter (upon which Seller is permitted to rely) from the IRS that such Seller Benefit Plan is so qualified, and to the knowledge of Seller, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Seller Benefit Plan, (iii) no liability under Title IV of ERISA has been incurred by Seller, its Subsidiaries or any Seller ERISA Affiliate that has not been satisfied in full, (iv) all contributions due and payable by Seller or any of its Subsidiaries with respect to each Seller Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with applicable law, (v) none of Seller, its Subsidiaries or, to the knowledge of Seller, any other person, including any fiduciary, has engaged in a transaction in connection with which Seller, its Subsidiaries or any Seller Benefit Plan will be subject to either a civil penalty assessed pursuant to Section 406 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (vi) there are no pending or, to the knowledge of Seller, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Seller Benefit Plans or any trusts related thereto.

(f) Assuming receipt of the 280G Vote, as necessary, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Seller or any of its Subsidiaries from Seller or any of its Subsidiaries under any Seller Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Seller Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such payments or benefits (“Payments”).

(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) and not otherwise exempt from Section 409A of the Code has been maintained and operated in compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or, to the knowledge of Seller, is reasonably expected to be incurred by a participant in any such Seller Benefit Plan.

4.13 Compliance with Applicable Law.

(a) Seller and each of its Subsidiaries holds, and has at all times since January 1, 2015 held, all material licenses, franchises, permits, patents, trademarks and authorizations, and have made all filings, applications and registrations with Governmental Entities, necessary for the lawful conduct of their respective businesses under and pursuant to each (and have paid all material fees and assessments due and payable in connection therewith), all of which are in full force and effect, except where the failure to hold such license, franchise, permit, patent, trademark or authorization in full force and effect, to make such filing, application or registration or to pay such fee or assessment would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. To the knowledge of Seller, no suspension or cancellation of any such necessary license, franchise, permit, patent, trademark or authorization is threatened. Except for such noncompliance or default that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller, Seller and each of its Subsidiaries have since January 1, 2015 complied with, and are not in default under, any applicable law, statute, order, rule, regulation, policy, agreement and/or guideline of any Governmental Entity or Regulatory Agency relating to Seller or any of its Subsidiaries, including, without limitation, laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Small Business Act of July 30, 1953, any regulations promulgated by the Consumer Financial Protection Bureau or the FDIC, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither Seller nor any of its Subsidiaries has received any written notice from any Governmental Entity or Regulatory Agency asserting that Seller or any of its Subsidiaries is in violation of or default with respect to any of the foregoing, except for such noncompliance or default that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.

(b) Seller and each of its Subsidiaries are and since January 1, 2015 have been conducting operations at all times in compliance in all material respects with the Anti-Money Laundering Laws. Seller and each of its Subsidiaries have established and maintain a system of internal controls designed to ensure material compliance by each of them with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws. The board of directors of Seller Bank has adopted and Seller Bank has implemented an anti-money laundering program that contains customer identification verification procedures that has not been deemed ineffective by any Governmental Entity or Regulatory Agency and that meets the requirements of Sections 352 and 326 of the USA Patriot Act.

4.14 Certain Contracts.

(a) Except as set forth in Section 4.14(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to, is bound or affected by, receives or is obligated to pay compensation or benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument relating to the borrowing of money by Seller or any of the Subsidiaries or the guarantee by Seller or any of the Subsidiaries of any obligation except for deposit liabilities, federal funds purchased, borrowings from the Federal Home Loan Bank and securities repurchase agreements entered into in the ordinary course of business; (ii) any contract, agreement or understanding with a labor union; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller or any of the Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding to which Seller or any of the Subsidiaries is a party or by which any of them is bound which limits the freedom of Seller or any of the Subsidiaries to compete in any line of business or with any person, or that involve any restriction of the geographic area in which, or method by which, they may carry on their business (other than as may be required by Law or any Governmental Entity); (v) any joint venture, partnership or similar agreement, arrangement or understanding providing for the sharing of profits, losses, costs or liabilities by Seller or Seller Bank with any other person; (vi) any purchase and assumption agreement with the FDIC; or (vii) any other agreement, arrangement or understanding to which Seller or any of the Subsidiaries is a party and which is material to the business, operations assets, liabilities, condition (financial or otherwise) or results of operations of Seller and the Subsidiaries, taken individually or as a whole (excluding loan agreements or agreements relating to deposit accounts); in each of the foregoing cases whether written or oral. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Seller Disclosure Schedule, is referred to herein as a “Seller Material Contract,” and neither Seller nor any of its Subsidiaries knows of, or has received notice of, any default or any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller. Except as set forth in Section 4.14(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any agreement, arrangement or commitment relating to the employment of a consultant or the employment, retirement, election or retention in office of any present or former director, officer or employee of Seller or Seller Bank (other than those which are terminable at will without any further amounts being payable thereunder as a result of termination by Seller or Seller Bank).

(b) In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller, (i) each Seller Material Contract is valid and binding on Seller or one of its Subsidiaries, as applicable, in full force and effect, and enforceable against, to the Seller’s knowledge, the other party(ies) thereto in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), (ii) Seller and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Seller Material Contract, and no material nonperformance or defaults have been asserted in writing by the third-party counterparty thereto, (iii) to Seller’s knowledge, each third-party counterparty to each Seller Material Contract has in all respects performed all obligations required to be performed by it to date under such Seller Material Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Seller or any of its Subsidiaries under any such Seller Material Contract.

4.15 Agreements with Regulatory Agencies. Neither Seller nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any material civil monetary penalty by, or has been a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity, that, in each of any such cases, currently restricts in any material respect the conduct of its business, would restrict the consummation of the transactions contemplated by this Agreement or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, or its management or its business (each, whether or not set forth in the Seller Disclosure Schedule, a “Seller Regulatory Agreement”), nor has Seller or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Seller Regulatory Agreement. Seller and its Subsidiaries have fully reserved for any fines, penalties, restitution or other payments, if any, required under or pursuant to any Seller Regulatory Agreement.

4.16 Real Estate.

(a) Section 4.16(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, a list of all real property in which Seller or any of the Seller Subsidiaries hold an ownership interest (other than real property acquired through foreclosure or by deed in lieu thereof) (the “Seller Owned Real Property”) and all real property leases (including addresses) to which Seller or any of the Seller Subsidiaries is a party (whether as a (sub)lessor, (sub)lessee, guarantor or otherwise) (the “Seller Leases”; all real property in which Seller or any of the Seller Subsidiaries hold a leasehold interest, whether as lessee or sublessee, the “Seller Leased Real Property”; the Seller Leased Real Property and the Seller Owned Real Property, collectively, the “Seller Real Estate”). Except for the Seller Owned Real Property and the Seller Leases, as of the date hereof, neither Seller nor any of the Seller Subsidiaries owns any material interest (fee, leasehold or otherwise) in any real property (other than real property acquired in the ordinary course of business through foreclosure proceedings or through deed in lieu of foreclosure) and neither Seller nor any of the Seller Subsidiaries has entered into any material leases, arrangements, license or other agreements relating to the use, occupancy, sale, option, disposition or alienation of all or any portion of the Seller Owned Real Property.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller, all Seller Leases are in full force and effect and are binding and enforceable against Seller or a Seller Subsidiary, and to the knowledge of Seller, the other parties thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True, correct and complete copies of all such Seller Leases, as amended or modified prior to the date hereof, have been provided or made available to Buyer or its advisors.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller, Seller and the Seller Subsidiaries own good and marketable title to the Seller Owned Real Property, free and clear of any Liens, claims, equitable interests, options, mortgages, rights of first refusal, rights of first offer, encroachments, easements or restrictions of any kind, other than (i) Liens for Taxes not yet due and payable (or being contested in good faith and for which adequate reserves have been established in accordance with GAAP); (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material; (iii) encroachments, easements or reservations thereof, rights of way, highway and railroad crossings, sewers, electric and other utility lines, telegraph and telephone lines, zoning, building code and other covenants, conditions and restrictions as to the use of such property that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller and (iv) imperfections or irregularities of title or other Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”).

(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller, to the knowledge of Seller, (i) Seller and the Seller Subsidiaries are entitled to and have exclusive possession of the Seller Leased Real Property, (ii) the Seller Real Estate is not subject to any other legally binding lease, tenancy or license or any legally binding agreement to grant any such lease, tenancy or license that materially interferes with Seller’s or any of the Seller Subsidiaries’ use of the Seller Real Estate, (iii) there is no person in possession or occupation of, or who has any current right to possession or occupation of, the Seller Real Estate other than Seller and the Seller Subsidiaries, and (iv) there are no easements of any kind in respect of the Seller Real Estate materially and adversely affecting the rights of Seller and the Seller Subsidiaries to use the Seller Real Estate for the conduct of its business other than Permitted Liens.

(e) With respect to the Seller Real Estate, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller:

(i) Seller and its Subsidiaries are not in default under the terms of the Seller Leases with respect to the Seller Leased Real Property;

(ii) to the knowledge of Seller, the lessor of any Seller Leased Real Property is not in default under any of the terms of the Seller Leases;

(iii) to the knowledge of Seller, (A) there is no condemnation, zoning or other land use regulation proceeding, either instituted or planned to be instituted, that would adversely affect the use and operation of the Seller Real Estate as currently being used and operated by Seller and its Subsidiaries, and (B) there are no special assessment proceedings affecting the Seller Real Estate that, if a special assessment ultimately were imposed pursuant to such proceedings, would materially increase the cost of using and operating the Seller Real Estate as currently being used and operated by Seller and its Subsidiaries;

(iv) to the knowledge of Seller, none of the Seller Real Estate is located in (A) any special flood hazard area or zone on any official flood hazard map published by the United States Department of Housing and Urban Development (except as may pertain to possible 100-year flood plain status) or (B) any wetland area on any official wetland inventory map published by the United States Department of the Interior or any applicable state agency; and

(v) to the knowledge of Seller, all existing water, drainage, sewage and utility facilities relating to the Seller Real Estate are adequate for Seller’s and its Subsidiaries’ existing use and operation of the Seller Real Estate and all such facilities enter the Seller Real Estate directly from public rights-of-way or other public facilities.

(f) To the knowledge of Seller, the Seller Real Estate is zoned for the purposes for which it is being used by Seller and its Subsidiaries, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.

4.17 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements, future and forward contracts (including commitments to sell mortgage loans) and other interest rate risk management arrangements (the “Seller Derivative Contracts”), whether entered into for the account of Seller or any of its Subsidiaries, or for the account of a customer of Seller or any of its Subsidiaries, were entered into in the ordinary course of business and, to Seller’s knowledge, in accordance in all material respects with prudent banking practice and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of Seller or its Subsidiaries enforceable in accordance with the terms thereof (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Seller and its Subsidiaries have duly performed in all material respects all of their material obligations under the Seller Derivative Contracts to the extent that such obligations to perform have accrued, and to Seller’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of the same by any other party thereunder. Without limiting the generality of the foregoing, no events or circumstances have occurred, or are reasonably likely to occur prior to the Effective Time, that would require Seller or Seller Bank to purchase any mortgage loans sold to secondary market investors, nor has any such investor made any assertion to that effect.

4.18 Undisclosed Liabilities. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller, neither Seller nor any of its Subsidiaries has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, except for liabilities and obligations (i) set forth or adequately provided for in the Seller Financial Statements, (ii) incurred in the ordinary course of business and consistent with past practice since December 31, 2017 (none of which arises from a breach of any contract or agreement, breach of warranty, tort, infringement, violation of applicable law or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of ASC Topic 450, Contingencies), (iii) incurred in connection with this Agreement or the transactions contemplated hereby, or (iv) set forth in Section 4.18 of the Seller Disclosure Schedule.

4.19 Properties and Insurance.

(a) All of the material tangible assets and other personal property owned or leased by Seller or any of its Subsidiaries or presently used by any of them in their respective business are in good condition (ordinary wear and tear excepted) and sufficient to carry on the business of Seller and its Subsidiaries in the ordinary course consistent with past practices. Seller and each of its Subsidiaries have good title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Seller’s consolidated unaudited balance sheet as of December 31, 2017 or owned and acquired subsequent thereto (except for such assets and properties that have been disposed of for fair value in the ordinary course of business since December 31, 2017), free from any Liens except for Permitted Liens.

(b) Section 4.19(b) of the Seller Disclosure Schedule sets forth a list of all policies of fire, theft, flood, public liability, business interruption and other insurance (including fidelity bonds insurance) maintained by Seller and the Subsidiaries as of the date hereof. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller, (i) Seller and its Subsidiaries are insured with reputable insurers against such risks and in such amounts, with such deductibles, as the management of Seller reasonably has determined to be prudent and consistent with industry practice, (ii) all insurance policies under which any of the assets or properties of Seller and its Subsidiaries are covered or otherwise relating to the business of Seller and its Subsidiaries (excluding policies required in respect to any Loans in which Seller or any of its Subsidiaries are named as additional insureds) are in full force and effect, and Seller and its Subsidiaries have paid or accrued (to the extent not due and payable) all premiums due, and has otherwise performed all of its obligations under each such insurance policy and (iii) the policy limits of insurance policies currently in effect covering assets, employees and operations of Seller and its Subsidiaries have not been eroded by the payment of claims or claim handling expenses.

4.20 Intellectual Property; Data Privacy.

(a) Section 4.20 of the Seller Disclosure Schedule contains a complete and accurate list of all of Seller and each Subsidiary’s material U.S. and foreign (i) trademark or service mark registrations and applications, (ii) copyright registrations and applications, and (iii) Internet domain names. Neither Seller nor any of the Subsidiaries owns any patents or patent applications. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller, Seller and its Subsidiaries own or have a valid and enforceable license to use all Seller Intellectual Property, free and clear of all Liens and royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Seller Intellectual Property constitutes all of the Intellectual Property reasonably necessary to carry on the business of Seller and its Subsidiaries as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller, the Seller Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Seller nor any of its Subsidiaries has received any written notice challenging the validity or enforceability of the Seller Intellectual Property. To the knowledge of Seller, neither the Seller Intellectual Property nor the conduct of the business of Seller and its Subsidiaries violates, misappropriates, dilutes or infringes upon the intellectual property rights of any third party, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller, and Seller has not received any written notice from any third party asserting any such violation, misappropriation, dilution or infringement. To the knowledge of Seller, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or licensed to or by Seller or any of its Subsidiaries, and no such claims have been made against a third party by Seller or any of its Subsidiaries. Seller and its Subsidiaries have taken commercially reasonable precautions to protect the secrecy, confidentiality and value of its trade secrets and confidential know-how. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), and all documentation (including user manuals and training materials) related to the foregoing, but excluding off-the-shelf software (“Software”), logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

(b) Seller and Seller Bank have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) Seller’s and Seller Bank’s information technology systems, Software owned or purported to be owned by Seller and Seller Bank (“Seller-Owned Software”), and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency) (the “Seller Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, except where the failure to have in place such policies and procedures has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. Seller and Seller Bank are in compliance with applicable confidentiality and data security laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency, and all industry standards applicable to the Seller Data, including card association rules and the payment card industry data security standards, except where such failure to be in compliance has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. Except as previously disclosed to Buyer, to the knowledge of Seller, there currently are not any, and since January 1, 2015, have not been any unauthorized access to or breaches of the security of (i) any of Seller’s and Seller Bank’s information technology systems, including the Seller-Owned Software; or (ii) Seller Data or any other such information collected, maintained or stored by or on behalf of Seller and Seller Bank (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

4.21 Investment Securities ; BOLI.

(a) Each of Seller and its Subsidiaries has good title to all securities and commodities owned by it in all material respects (except those sold under repurchase agreements), free and clear of any Lien (including any restriction, contractual or statutory, that would impair the ability of Seller or its Subsidiaries to freely dispose of such investment security at any time), except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller or its Subsidiaries. Such securities and commodities are valued on the books of Seller in accordance with GAAP in all material respects. Seller and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Seller has made available to Buyer the material terms of such policies, practices and procedures. With respect to all repurchase agreements of which Seller or any of its Subsidiaries is a party, Seller or such Subsidiary, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book-entry form of the government securities or other collateral securing each such repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby under such agreement.

(b) Section 4.21(b) of the Seller Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Seller, Seller Bank or any of its other Subsidiaries, including the value of its BOLI. Seller and its Subsidiaries have taken all actions necessary to comply in all material respects with applicable law in connection with the purchase of BOLI. The value of such BOLI is and has been fairly and accurately reflected in all material respects in the most recent balance sheet included in the financial statements of Seller, in accordance with GAAP. All BOLI is owned solely by Seller, Seller Bank or another Subsidiary of Seller, and no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such BOLI. Neither Seller nor any of its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

4.22 Regulatory Capitalization. Seller Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. Seller is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. Seller has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which would be reasonably expected to result in Seller or Seller Bank failing to be “well-capitalized” within the next twelve (12) months.

4.23 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Section 4.23(a) of the Seller Disclosure Schedule, as of the date hereof, neither Seller nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note, extension of credit, borrowing arrangement or other evidence of indebtedness (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), in which Seller or any of its Subsidiaries is a creditor which as of February 28, 2018, had an outstanding balance of $100,000 or more and, under the terms of which the obligor was, as of February 28, 2018, over sixty (60) days delinquent in payment of principal or interest. Section 4.23(a) of the Seller Disclosure Schedule sets forth a list of (i) each Seller Loan that as of February 28, 2018 had an outstanding balance and/or unfunded commitment of $100,000 or more, and the aggregate amount of all Seller Loans that as of February 28, 2018 had an outstanding balance and/or unfunded commitment of less than $100,000, and that as of such date (A) was contractually past due 60 days or more in the payment of principal and/or interest or was in default of any other material provision, (B) was on non-accrual status, (C) had a risk rating, based on Seller Bank’s risk rating system of worse than five (5) or otherwise was classified as “substandard,” “doubtful” “loss,” “classified,” “criticized,” “impaired” or “special mention” (or words of similar import) by Seller Bank or any Governmental Entity, (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Seller Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith, or (F) which is required to be accounted for as a troubled debt restructuring in accordance with Accounting Standards Codification Topic 310-40; and (ii) each asset of Seller or any of its Subsidiaries that as of February 28, 2018 was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Seller loans, and the book value thereof as of such date. For each Seller Loan identified in accordance with the immediately preceding sentence, Section 4.23(a) of the Seller Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest and late fees, on each such Loan and the identity of the borrower thereunder as of February 28, 2018.

(b) The electronic data files delivered by Seller to Buyer with respect to all outstanding Seller Loans are true, correct and complete in all material respects as of the date provided to or made available to Buyer. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller, each Loan held in Seller Bank’s loan portfolio (“Seller Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the knowledge of Seller, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No material collateral has been released with respect to any Seller Loan unless approved by Seller Bank and documented in its files.

(c) Seller Bank has good and valid title to all currently outstanding Seller Loans free and clear of any Liens, except for Liens on Loans granted to the Federal Home Loan Bank of Atlanta or the Federal Reserve Bank of Atlanta. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller, (i) there are no material oral modifications or amendments related to the Seller Loans that are not reflected in the written records of Seller Bank, (ii) no claims of defense as to the enforcement of any Seller Loan have been asserted in writing against Seller

Bank for which there is a reasonable possibility of an adverse determination, and Seller has no knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination to Seller or Seller Bank and (iii) none of the Seller Loans are presently serviced by third parties, and there is no obligation which could result in any Seller Loan becoming subject to any third party servicing.

(d) In all material respects, each outstanding Seller Loan has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting and servicing standards of Seller Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(e) Except as set forth on Section 4.23(e) of the Seller Disclosure Schedule, neither Seller nor Seller Bank is now nor has it been since January 1, 2015, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(f) Except as set forth in Section 4.23(f) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any person which obligates Seller or any of its Subsidiaries to repurchase from any such person any Loan or other asset of Seller or any of its Subsidiaries solely on account of a payment default by the obligor on any such Loan.

(g) Since January 1, 2016, neither Seller nor any of its Subsidiaries has foreclosed upon, or taken a deed or title to, any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under environmental laws are likely in excess of the asset’s value.

4.24 Allowance for Loan and Lease Losses. Seller’s allowance for loan and lease losses as reflected in the unaudited balance sheet included in the Seller Financial Statements, was, as of the applicable date thereof, or will be, in the case of subsequently delivered financial statements, in compliance with Seller’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Entities, the Financial Accounting Standards Board and GAAP.

4.25 Investment Management and Related Activities. Neither Seller nor any of its Subsidiaries or any of their respective directors, officers, employees or authorized representatives is required to be registered, licensed or authorized under the laws issued by any Governmental Entity or Regulatory Agency as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, municipal securities dealer, an introducing broker, a registered representative or associated person, investment adviser representative or solicitor, a counseling officer, an insurance agent, or in any similar capacity with a Governmental Entity or Regulatory Agency. Neither Seller nor any of its Subsidiaries has received any written notice of proceedings relating to any obligation to be so registered, licensed or qualified.

4.26 Deposit Insurance. The deposits of Seller Bank are insured by the FDIC in accordance with the FDIA to the full extent permitted by law, and Seller Bank has paid when due all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to Seller’s knowledge, threatened. As of the date hereof, except (i) as set forth on Section 4.26 of the Seller Disclosure Schedule and (ii) reciprocal deposit accounts obtained through Promontory Interfinancial Network, LLC, none of Seller Bank’s deposits or deposits of any of its Subsidiaries are “brokered” deposits (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or are subject to any material Lien, legal restraint or other legal process (other than garnishments, pledges, Liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its Subsidiaries.

4.27 CRA, Anti-money Laundering and Customer Information Security. Seller has received a CRA rating of “Satisfactory” in its most recent exam under the CRA. Neither Seller nor any of its Subsidiaries is, as of the date hereof, a party to any agreement with any individual or group regarding CRA matters and, to Seller’s knowledge, no facts or circumstances exist which would cause Seller or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Seller pursuant to 12 C.F.R. Part 364.

4.28 Transactions with Affiliates. Except as set forth on Section 4.28 of the Seller Disclosure Schedule or for transactions, agreements, arrangements or understandings between Seller and any of its Subsidiaries, there are no outstanding amounts payable to or receivable from, or advances by Seller or any of its Subsidiaries to, and neither Seller nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder or other affiliate of Seller or any of its Subsidiaries, or to Seller’s knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Seller or any of its Subsidiaries and other than deposits held by Seller Bank or Loans made, administered or serviced by Seller Bank in the ordinary course of business and in compliance in all material respects with Regulation O (12 C.F.R. Part 215) and all other applicable laws and regulations. All agreements between Seller or any of its Subsidiaries and any of their respective affiliates comply in all material respects, to the extent applicable, with Regulation W of the FRB.

4.29 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on Seller or any of its Subsidiaries, or that could reasonably be expected to result in the imposition on Seller or any of its Subsidiaries of, any liability or obligation arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, pending or, to the knowledge of Seller, threatened against Seller or any of its Subsidiaries, and to the knowledge of Seller there is no reasonable basis for any such proceeding, claim, action or governmental investigation, in each case which liability or obligation would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller. Neither Seller nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, Governmental Entity, Regulatory Agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller.

4.30 State Takeover Laws. The board of directors of Seller has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

4.31 Reorganization. Seller is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.32 Information Supplied. The information relating to Seller and its Subsidiaries and their respective directors and officers that is provided by Seller or its representatives specifically for inclusion or incorporation by reference in (a) the Approval Document/Prospectus, on the date it (and any amendment or supplement thereto) is filed and first mailed to Seller’s shareholders and at the time of the Seller Shareholders’ Meeting, (b) the Form S-4, when it and any amendment thereto is filed and becomes effective under the Securities Act, and (c) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date. The portions of the Approval Document/Prospectus relating to Seller and its Subsidiaries and their respective directors and officers and other portions within the reasonable control of Seller and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Buyer or its Subsidiaries for inclusion in the Approval Document/Prospectus or the Form S-4.

4.33 Internal Controls. The records, systems, controls, data and information of Seller and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or any of its Subsidiaries or accountants engaged or utilized by Seller or any of its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Seller. Seller has implemented and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Seller has disclosed, based on its most recent evaluation prior to the date hereof, to Seller’s outside auditors and the audit committee of Seller’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Seller, any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting. Copies of any such disclosures were made in writing by management to Seller’s auditors and audit committee and a copy has been previously made available to Buyer.

4.34 Opinion of Seller Financial Advisor. Prior to the execution of this Agreement, the board of directors of Seller has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Evercore to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Seller Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.35 Regulatory Matters. Neither Seller nor any of its Subsidiaries has taken or agreed to take any action which could reasonably be expected to materially impede or delay receipt of any consents of Regulatory Authorities referred to in Section 6.1 or result in failure of the condition in Section 7.1(c).

4.36 No Existing Discussions. As of the date hereof, neither Seller nor Seller Bank is engaged, directly or indirectly, in any negotiations or discussions with any other person with respect to an Acquisition Proposal.

4.37 Indemnification. No present or former director, officer, employee or agent of Seller or any of its Subsidiaries has any claim for indemnification from any of Seller or its Subsidiaries. To the knowledge of Seller, no action or failure to take action by any present or former director, officer, employee or agent of Seller or its Subsidiaries or other event has occurred, or has been alleged to have occurred, which occurrence or allegation would give rise to any claim by any such present or former director, officer, employee or agent for indemnification from any of Seller or its Subsidiaries.

4.38 Minute Books. Since January 1, 2015, the minute books, including any attachments thereto, of Seller and its Subsidiaries contain complete and accurate records in all material respects of all meetings and other material corporate action held or taken by their respective boards of directors or comparable governing bodies (including committees thereof) and shareholders, members or trustees, as applicable.

4.39 Certain Business Practices. Neither Seller nor any of its Subsidiaries, and, to the knowledge of Seller, no director, officer, agent or employee of Seller or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.40 Vote Required. The only vote of the holders of any class or series of Seller Capital Stock necessary or required in order to adopt this Agreement and approve the transactions contemplated hereby, including the Merger, is the Requisite Seller Approval.

4.41 No Further Representations.

(a) Except for the representations and warranties made by Seller and Seller Bank in this Article IV, neither Seller, Seller Bank nor any other person makes any express or implied representation or warranty with respect to Seller, its Subsidiaries, or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise), and each of Seller and Seller Bank hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Seller, Seller Bank nor any other person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Seller, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Seller and Seller Bank in this Article IV, any oral or written information presented to Buyer or any of its affiliates or representatives in the course of their due diligence investigation of Seller and Seller Bank, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Each of Seller and Seller Bank acknowledges and agrees that neither Buyer, Buyer Bank nor any other person has made or is making, and it has not relied upon, any express or implied representation or warranty regarding Buyer or any of its Subsidiaries other than those contained in Article III.

ARTICLE V.

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated, required or permitted by this Agreement (including as expressly set forth in Section 5.1 or Section 5.2 of the Seller Disclosure Schedule, in the case of Seller and Seller Bank, or Section 5.1 or Section 5.3 of the Buyer Disclosure Schedule, in the case of Buyer and Buyer Bank), required by law or as consented to in writing by Buyer, in the case of Seller and Seller Bank, or Seller, in the case of Buyer and Buyer Bank (such consent in each case not to be unreasonably withheld, conditioned or delayed), (a) each of Seller and Buyer shall, and shall cause their respective Subsidiaries to, conduct its business in the ordinary course in all material respects and consistent with past practice and prudent banking practice and use reasonable best efforts to maintain and preserve intact its business organization, their rights, franchise and other authorizations issued by Governmental Entities and their current relationships with customers, regulators, employees and other persons with whom they have business relationships, and (b) each of Seller and Buyer shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. During the period from the date hereof to the Effective Time, Seller shall provide Buyer with a true and complete copy of any agreement by Seller or Seller Bank to indemnify and/or hold harmless any director, officer, employee or agent of Seller or Seller Bank, except to the extent required under the mandatory provisions of the articles of incorporation or bylaws (or comparable organizational documents) of Seller or Seller Bank, as applicable, or under applicable law, promptly (but in no event more than five (5) days) after the date Seller executes any such agreement.

Seller agrees to promptly notify Buyer if after the date hereof Seller or Seller Bank makes or acquires any loan or issues a commitment (or renews or extends an existing commitment) for any loan relationship having total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $3,500,000, or amends, renews, restructures or modifies in any material respect any existing loan relationship, that would result in total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $3,500,000.

5.2 Seller Forbearances. Without limiting Section 5.1, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the Seller Disclosure Schedule and except as expressly contemplated or permitted by this Agreement or as required by law, Seller shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business consistent with past practice, create or incur, modify, extend or renegotiate any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Seller or any of its wholly owned Subsidiaries to Seller or any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall be limited to the creation of deposit liabilities, purchases of Federal funds, borrowings from the Federal Home Loan Bank of Atlanta or the Federal Reserve Bank of Atlanta, and sales of certificates of deposit); provided, that Seller Bank shall not accept any additional brokered deposits other than reciprocal Certificate of Deposit Account Registry Services products with terms to maturity not in excess of 120 days;

(b) (i) adjust, split, combine or reclassify any shares of Seller Capital Stock; (ii) set any record or payment dates for the payment of any dividends or other distributions on any Seller Capital Stock or make, declare, set aside or pay any dividend (in cash, stock or a combination thereof), or make any other distribution, or directly or indirectly redeem, purchase or otherwise acquire, any shares of Seller Capital Stock, Seller Trust Preferred Securities, any equity interest of any Subsidiary of Seller or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of Seller Capital Stock or such Subsidiary equity interests except (1) dividends paid by any of the wholly owned Subsidiaries of Seller to Seller or any of its wholly owned Subsidiaries in compliance with applicable laws, (2) if permitted under the Seller Stock Plans, the acceptance of shares of Seller Common Stock as payment of the exercise price of Seller Stock Options or for withholding taxes incurred in connection with the exercise of Seller Stock Options or the vesting or settlement of any Seller Equity Awards, in each case, in accordance with the terms of the applicable award agreements, and (3) required dividends or distributions in respect of the Seller Trust Preferred Securities; (iii) issue or grant any Seller Equity Awards or other stock options, stock appreciation rights, performance shares, shares of restricted stock, restricted stock units, or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of Seller Capital Stock or any equity interest of any Subsidiary of Seller; (iv) issue, sell or otherwise permit to become outstanding any additional shares of Seller Capital Stock, any equity interest of any Subsidiary of Seller or securities convertible or exchangeable into, or exercisable for, any shares of Seller Capital Stock or any such Subsidiary equity interests or any options, warrants or other rights of any kind to acquire any shares of Seller Capital Stock or any such Subsidiary equity interests, except pursuant to (A) the exercise, vesting or settlement of Seller Equity Awards in accordance with their terms and as are outstanding as of the date of this Agreement, or (B) the deferral of compensation in the form of Seller Capital Stock under the Seller Deferred Compensation Plan in accordance with the terms of a deferral election that is outstanding as of the date of this Agreement and the Seller Deferred Compensation Plan; or (v) enter into any agreement, undertaking or arrangement with respect to the sale or voting of any Seller Capital Stock or other equity interests of Seller or any equity interest of any Subsidiary of Seller;

(c) except as required by the terms of any Seller Benefit Plan or contract, (i) increase the wages, salaries, compensation, employee benefits or incentives payable to any officer, employee, or director of Seller or any of its Subsidiaries, except for increases in compensation and benefits in the ordinary course of business consistent with past practice, provided, that such increases shall not exceed, in the aggregate, three and one-half percent (3.5%) of the aggregate cost of all employee compensation and benefits in effect as of the date hereof, even if consistent with past practices, (ii) pay any pension or retirement allowance, except in the ordinary course of business consistent with past practice, (iii) pay any bonus, except in the ordinary course of business consistent with past practice, (iv) become a party to, amend or commit to enter into any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, except (A) with respect to agreements entered into with newly hired employees who are not executive officers or agreements terminable on less than thirty (30) days’ notice without penalty or (B) for amendments of Seller Benefit Plans as may be required by law, (v) grant any severance, termination pay or other benefit payable upon a change in control of Seller or Seller Bank or (vi) accelerate the vesting of, or the lapsing of restrictions with respect to, any Seller Equity Awards;

(d) (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, (ii) cancel, release or assign any indebtedness owed to Seller or any of its Subsidiaries or any claims held by any such person except, subject to Section 5.2(n), sales of loans, loan participations, investment securities and other real estate owned in the ordinary course of business consistent with past practice to non-affiliates of Seller; provided, that, for the avoidance of doubt, the parties agree that any sale of a loan for an amount less than 90% of its carrying value (as determined in accordance with GAAP and applicable law), or any sale of other real estate owned for an amount less than 90% of its appraised value shall not, in either case, be considered a sale in the ordinary course of business;

(e) enter into any new line of business or change, amend or modify in any material respect its lending, investment, deposit, underwriting, risk and asset liability management, interest rate/fee pricing with respect to loans or deposits and other banking and operating policies that are material to Seller and its Subsidiaries, taken as a whole, except as required by applicable law, regulation or policies imposed by any Governmental Entity or Regulatory Agency;

(f) except for transactions made in the ordinary course of business consistent with past practice, make any material capital expenditures that exceed by more than 10% in the aggregate the capital expenditures budget of Seller as in effect on the date hereof (a copy of which has been made available to Buyer), either by purchase or sale of fixed assets, property transfers, or purchase or sale of any property or assets of any other person;

(g) permit the commencement of any construction of new structures or facilities upon, or purchase or lease, any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Seller or Seller Bank;

(h) except for transactions in the ordinary course of business (including by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith), acquire all or a material portion of the equity securities, assets, business, deposits or properties of any other entity;

(i) knowingly take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(j) amend the Seller Articles or the Seller Bylaws or the organizational documents of any Subsidiary of Seller;

(k) (i) terminate, materially amend, or waive any material provision of any Seller Material Contract or any agreement or contract with any affiliate or otherwise subject to Regulation O, or make any material change in any instrument or agreement governing the terms of any of its securities, in each case other than normal renewals in the ordinary course of business, (ii) enter into any contract that would constitute a Seller Material Contract if it were in effect on the date of this Agreement, or (iii) enter into any transaction with an affiliate other than in the ordinary course of business and otherwise in compliance with Regulation O;

(l) except for transactions in the ordinary course of business, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person;

(m) merge or consolidate with any other person, incorporate or organize any Subsidiary, or restructure, reorganize or completely or partially liquidate or dissolve;

(n) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or Regulatory Agency or requested by a Governmental Entity or Regulatory Agency;

(o) invest in any mortgage-backed or mortgage related securities that would be considered “high-risk” securities under applicable pronouncements of the FDIC or other Governmental Entities or, without previously notifying and consulting with Buyer, purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than five (5) years for Seller or Seller Bank’s own account;

(p) (i) other than settlement of foreclosure actions or debt workouts in the ordinary course of business, settle any material claim, suit, action or proceeding in an amount and for consideration in excess of $250,000 individually or $1,000,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments actually received by Seller or any of its Subsidiaries in respect thereof) or that would impose any restriction on the business of it or its Subsidiaries or the Surviving Corporation or its Subsidiaries, or (ii) agree or consent to the issuance of any judgment, order, writ or injunction restricting or otherwise affecting its business operations;

(q) knowingly take or fail to take any action that is intended or is expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except as required by applicable law;

(r) implement or adopt any material change in its financial accounting principles, practices or methods or system of internal controls, materially revalue any of its assets (including, for the avoidance of doubt, any Special Asset), including write-offs of indebtedness, or change any of its methods of reporting income and deductions for federal income tax purposes, other than as may be required by applicable law or regulation, GAAP or regulatory guidelines or policies imposed by any Governmental Entity or Regulatory Agency, as concurred in by Seller’s independent accountants;

(s) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or Regulatory Agency;

(t) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or materially change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to Taxes, or settle or compromise any Tax claim, audit, assessment or dispute or surrender any right to claim a refund, offset or other reduction of a material amount of Taxes;

(u) enter into any leveraged arbitrage programs, any futures contract, option or other agreement, or take any action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(v) hire, transfer or promote any person as an officer or employee of Seller or any of its Subsidiaries whose annual base salary or base wage is greater than $100,000 or terminate the employment of any officer or employee whose annual base salary or base wage is greater than $100,000, other than for cause;

(w) knowingly take or fail to take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis; or

(x) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or a committee thereof in support of, any of the actions prohibited by this Section 5.2.

5.3 Buyer Forbearances. Without limiting Section 5.1, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the Buyer Disclosure Schedule and except as expressly contemplated or permitted by this Agreement or as required by law, Buyer shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) knowingly take any action, or fail to take any action, which action or failure to act is reasonably likely to prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(b) amend the Buyer Articles or the Buyer Bylaws or the organizational documents of any Subsidiary of Buyer in a way that would reasonably be expected to adversely affect (i) Buyer’s or its Subsidiary’s, as applicable, ability to perform its obligations under this Agreement or (ii) the rights of a holder of Buyer Common Stock;

(c) knowingly take or fail to take any action that is intended or is expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except as required by applicable law;

(d) knowingly take or fail to take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis; or

(e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or a committee thereof in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Subject to the receipt of reasonable cooperation from Seller, Buyer shall promptly prepare and file with the SEC, no later than forty-five (45) business days after the date of this Agreement, the Approval Document/Prospectus and the Form S-4, in which the Approval Document/Prospectus will be included as a prospectus. The Approval Document/Prospectus shall also include a proposal for the 280G Vote, provided that, subject to the reasonable cooperation of Buyer, Seller shall be responsible for preparing the disclosures relating to the 280G Vote for inclusion in the Approval Document/Prospectus and delivering such disclosures to Buyer sufficiently in advance of the 45-day filing deadline to enable Buyer and its counsel a reasonable amount of time to review, and discuss with Seller and its counsel, such disclosures and to incorporate them into the Approval Document/Prospectus. The parties shall use their respective reasonable best efforts in consultation with their respective legal counsel to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Seller shall thereafter promptly mail or deliver the Approval Document/Prospectus to its shareholders. Buyer shall also use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall promptly furnish all information concerning Seller and the holders of Seller Capital Stock as may be reasonably requested in connection with any such action. If at any time (i) any event occurs with respect to any party or (ii) any change in the information relating to any of the parties, or their respective affiliates, officers or directors, supplied by a party for inclusion in the Approval Document/Prospectus or the Form S-4 should be discovered by a party, which event or changed information should be described or set forth in an amendment or supplement to any of the Form S-4 or the Approval Document/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party which discovers such event or information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such event or information shall be promptly filed with the SEC and mailed, delivered or otherwise made available to the shareholders of Seller.

(b) The parties hereto shall cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply with all legal requirements applicable to the transactions contemplated hereby, including to promptly prepare and file and cause their applicable Subsidiaries to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities or Regulatory Agencies which are reasonably necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger) or to avoid any fee or penalty under any contract or agreement arising in connection with the transactions contemplated hereby, and to comply with the terms and conditions of all such permits, consents, waivers, approvals and authorizations of all such Governmental Entities, Regulatory Agencies and third parties. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) business days after the date of this Agreement, Buyer and Seller shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any Governmental Entity or Regulatory Agency, including the FRB, FDIC, MCB or GDBF, in order to obtain the Requisite Regulatory Approvals. The parties hereto agree that they will consult with the other parties hereto with respect to the obtaining of all permits, waivers, consents, approvals and authorizations of all third parties, Governmental Entities and Regulatory Agencies necessary or advisable to consummate the transactions contemplated by this Agreement, consider in good faith the views of the others in connection with any proposed written or material oral communication with any Governmental Entity or Regulatory Agency related to the transactions contemplated by this Agreement, and each party will keep the others apprised of the status of matters relating to completion of the transactions contemplated herein. Buyer and Seller agree to promptly furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as reasonably may be necessary or advisable in connection with the Approval Document/Prospectus, the Form S-4, the Requisite Regulatory Approvals and any application, petition or other statement or application made by or on behalf of Buyer, Buyer Bank, Seller or Seller Bank or any of their affiliates to any Governmental Entity or Regulatory Agency in connection with the transactions contemplated by this Agreement. Buyer and Seller shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Buyer or Seller, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity or Regulatory Agency in connection with the transactions contemplated by this

Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party shall consult with the other in advance of any meeting or conference with any third party or any Governmental Entity or Regulatory Agency in connection with the transactions contemplated by this Agreement and, unless prohibited by such Governmental Entity or Regulatory Agency, give the other party and its counsel the opportunity to attend and participate in such meetings and conferences, except to the extent such meetings and conferences relate to confidential supervisory information. Each party will provide the other with copies of any applications, notices, petitions or filings, and all correspondence relating thereto, prior to filing, other than any portions of material filed in connection therewith that contain confidential supervisory information or other information filed under a claim of confidentiality and, in each case, subject to applicable laws relating to the exchange of information. Each party acknowledges and agrees that nothing in this Agreement, including this Section 6.1, Section 6.2 and Section 6.9, shall require any party to provide confidential supervisory information to any other party.

(c) In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every objection or impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Buyer, Seller and their respective Subsidiaries and committing to any Governmental Entity or Regulatory Agency to maintain, and maintaining, capital levels and capital ratios at a level specified by such Governmental Entity or Regulatory Agency, and raising capital in connection therewith. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Buyer or Seller or their respective Subsidiaries to take, or agree to take, and Seller and its Subsidiaries shall not be permitted to take or agree to take, without Buyer’s written consent in its sole discretion, any actions specified in this Section 6.1(c) or agree to any condition or restriction in connection with obtaining any Required Regulatory Approval that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger (including, for the avoidance of doubt, any determination by a Governmental Entity or Regulatory Agency that the Bank Merger may not be consummated as contemplated hereby immediately following the Effective Time) (a “Burdensome Condition”); provided, that if required by Buyer, Seller and Seller Bank shall take (or agree to take) any such action, or agree to any such condition or restriction, so long as such action or such agreement with respect to any condition or restriction is binding only in the event the Closing occurs.

(d) Each of Buyer and Seller agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Approval Document/Prospectus and any amendment or supplement thereto will, at the date it is filed with the SEC, at the date of mailing to shareholders and at the time of the Seller Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which such statement was made, not misleading. Each of Buyer and Seller further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Approval Document/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Approval Document/Prospectus.

(e) To the extent permitted by applicable law, Seller and Buyer shall promptly advise each other upon their (or their Subsidiaries’) receiving any communication from any Governmental Entity or Regulatory Agency whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, that the receipt of any such approval will be materially delayed or that a Burdensome Condition might be imposed on any such Requisite Regulatory Approval.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws, each of Buyer and Seller, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time and in a manner so as not to interfere with normal business operations, to all of its properties, books, contracts, commitments, personnel, information technology systems and records and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which it or any of its Subsidiaries is not permitted to disclose under applicable law) and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request. Neither Buyer nor Seller nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or Seller’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will attempt to obtain waivers or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) The Mutual Confidentiality and Nondisclosure Agreement, dated as of December 11, 2017, entered into by and between Buyer and Seller (the “Confidentiality Agreement”) will remain in full force and effect following the date of this Agreement, whether or not the Merger occurs, in accordance with the terms thereof, and each of Buyer and Seller shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(c) No investigation by any of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party or parties set forth herein.

6.3 Seller Shareholder Approval; Seller Adverse Recommendation Change; Right to Match.

(a) As soon as reasonably practicable after the Form S-4 is declared effective for the purpose of obtaining the Requisite Seller Approval required in connection with this Agreement, the Merger and, if so desired and mutually agreed upon, other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement, Seller shall take, in accordance with applicable law and the Seller Articles and the Seller Bylaws, all action necessary to duly call, convene and hold a meeting of its shareholders (including any adjournments, the “Seller Shareholders’ Meeting”). Subject to the remainder of this Section 6.3, Seller shall recommend that Seller’s shareholders approve this Agreement and the transactions contemplated hereby (and shall include such recommendation in the Approval Document/Prospectus), and Seller and its board of directors shall otherwise use their respective reasonable best efforts to obtain from the shareholders of Seller the Requisite Seller Approval. Except as expressly permitted by this Section 6.3, and after compliance with this Agreement, neither the board of directors of Seller nor any committee thereof shall (i) withhold, withdraw, amend, modify or qualify (or propose publicly to do any of the foregoing) in a manner adverse in any respect to the interests of Buyer, its recommendation that Seller’s shareholders approve this Agreement and the transactions contemplated hereby or take any action or make any statement in connection with the Seller Shareholders’ Meeting inconsistent with such recommendation or approval or (ii) approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal (a “Seller Adverse Recommendation Change”). For purposes hereof, a Seller Adverse Recommendation Change shall include any failure by Seller’s board of directors to recommend against an Acquisition Proposal. Notwithstanding the foregoing or anything to the contrary contained herein, subject to Section 6.11 and Article VIII, at any time prior to, but not after, obtaining the Requisite Seller Approval, if the board of directors of Seller, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then the board of directors of Seller may effect a Seller Adverse Recommendation Change, and in submitting this Agreement to its shareholders, the board of directors of Seller may submit this Agreement to its shareholders without recommendation or with such modified or qualified recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Seller may communicate the basis for its lack of a recommendation or such modified or qualified recommendation to its shareholders in the Approval Document/Prospectus or an appropriate amendment or supplement thereto; provided, that Seller and its board of directors may not take any actions under this sentence unless (i) Seller shall have complied in all respects with this Section 6.3 and with Section 6.11 and (ii)

(A) Seller gives Buyer at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the board of directors of Seller in response to an Acquisition Proposal with respect to Seller, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances if not in response to an Acquisition Proposal with respect to Seller);

(B) in the event such action is taken by the board of directors of Seller in response to an Acquisition Proposal with respect to Seller, Seller’s board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that such Acquisition Proposal is a Superior Proposal that has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.3;

(C) during such notice period and any additional notice periods, Seller has negotiated, and has caused its Representatives to negotiate, in good faith with Buyer to the extent Buyer wishes to negotiate (and nothing herein shall create or imply that Buyer has any obligation to so negotiate) to enable Buyer to propose revisions to the terms of this Agreement that obviate the need of Seller’s board of directors to effect a Seller Adverse Recommendation Change, including, in the case of a Superior Proposal, by proposing such terms so as to make such Superior Proposal no longer a Superior Proposal; and

(D) at the end of such notice period, the board of directors of Seller takes into account any amendment or modification to this Agreement proposed by Buyer and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that the Acquisition Proposal continues to constitute a Superior Proposal and that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement.

Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3; provided, that with respect to any such amendment, the applicable notice period in this Section 6.3 shall be three (3) business days instead of five (5) business days.

(b) Seller shall comply with the requirements of the Brand Group Holdings, Inc. 401(k) and Employee Stock Ownership Plan (the “Seller Retirement Plan”) and all applicable laws with respect to obtaining the Requisite Seller Approval and provide an information statement or similar disclosure document describing this Agreement and the Merger to participants in the Seller Retirement Plan. Participants in the Seller Retirement Plan will then have the opportunity to indicate their approval or rejection of the Merger and the transactions contemplated thereby. The trustee of the Seller Retirement Plan shall then vote the shares of Seller Common Stock owned by the Seller Retirement Plan at the Seller Shareholders’ Meeting in accordance with the terms of the Seller Retirement Plan. Seller and Buyer agree to cooperate in the preparation of such information statement or similar disclosure document to be provided to the participants in the Seller Retirement Plan and Buyer shall be given a reasonable opportunity to review and comment on such document.

(c) Seller shall adjourn or postpone the Seller Shareholders’ Meeting if (i) as of the time for which such meeting is originally scheduled there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (ii) on the date of such meeting Seller has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Seller Approval; provided, that Seller shall not be required to adjourn or postpone the Seller Shareholders’ Meeting more than one (1) time.

(d) Provided each applicable “disqualified individual” agrees to the waiver described below, Seller shall submit to its shareholders (either as a proposal at the Special Shareholders’ Meeting or as an action by written consent of shareholders) a proposal for approval by such number of shareholders of Seller as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all Payments, with such shareholder vote intended to be obtained in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder (the “280G Vote”). In furtherance thereof, prior to the submission of the 280G Vote to Seller’s shareholders, Buyer and Seller shall reasonably agree in form and substance on (i) the calculation of all “parachute payments,” including any “excess parachute payments” as defined in Section 280G(b)(1) of the Code, (ii) the 280G Vote proposal and related disclosures, and (iii) a waiver to be executed by each “disqualified individual” as defined in Section 280G(c) of the Code prior to the 280G Vote, providing for the waiver and relinquishment of any Payment subject to the 280G Vote with respect to which a favorable result is not obtained.

6.4 Legal Conditions to Merger. Subject in all respects to Sections 6.1 and 6.3, Seller and Buyer shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the

Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other parties to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity or Regulatory Agency without the imposition of any Burdensome Condition and any other third party that is required to be obtained by Buyer, Seller or their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing . Buyer shall cause the shares of Buyer Common Stock to be issued in connection with the Merger to be authorized for listing on the Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans; Existing Agreements .

(a) During the period commencing at the Effective Time and ending on the first anniversary thereof, Buyer shall provide each employee of Seller and its Subsidiaries who continues to be employed by Buyer or its Subsidiaries immediately following the Effective Time (a “Continuing Employee”) with base salary, incentive compensation opportunities and employee benefits that are no less favorable in the aggregate than the base salary, incentive compensation opportunities and employee benefits provided by Seller or any of its Subsidiaries to such Continuing Employee immediately prior to the Effective Time.

(b) Buyer shall provide to each Continuing Employee who has been employed by Seller or any Subsidiary for at least six months (other than any employee who is party to an employment agreement, severance agreement, retention agreement or change-in-control agreement that provides for severance benefits) whose employment terminates involuntary, other than for “cause,” during the period commencing at the Effective Time and ending on the six-month anniversary thereof severance benefits equal to two weeks’ base salary (as determined at the time of termination) for each full year of employment by Seller and/or its Subsidiaries, including service with Buyer and its Subsidiaries as the successor thereto, with proration for any partial year of service, subject to a minimum of four (4) weeks’ severance and a maximum of sixteen (16) weeks’ severance, provided that, as a condition of the receipt of such severance, an employee shall have entered into a release of claims against the Surviving Corporation, the Surviving Bank, Seller, the Subsidiaries of Seller and their respective affiliates in a form mutually agreed to by Buyer and Seller and such release shall have become irrevocable no later than sixty (60) days after termination of the employee’s employment. As used herein, “cause” shall mean termination because of the employee’s material personal dishonesty in the course and scope of his or her employment, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar violations), “base salary” shall mean an employee’s annual salary or annual compensation computed on an hourly basis, excluding bonuses, commissions, perquisites, benefits or similar payments, and “year of employment” shall mean each full 12-month period of service from the latest date of hire. Any severance hereunder shall paid in the form of a single lump sum cash payment as soon as practicable (and no later than thirty (30) days) following the date on which the release required hereunder shall be irrevocable, unless required to be delayed under Section 409A(a)(2)(B)(i) of the Code.

(c) Buyer shall recognize all service of the Continuing Employees with Seller and its Subsidiaries for purposes of eligibility and vesting under the Buyer Benefit Plans and for purposes of benefits accrual under Buyer Benefit Plans that provide for seniority-based severance, paid-time off or vacation pay; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each Buyer Benefit Plan shall waive pre-existing condition limitations to the same extent waived under a corresponding

Seller Benefit Plan. To the extent practicable, Continuing Employees shall be given credit for amounts paid under a corresponding benefit plan for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Benefit Plans.

(d) Buyer hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Seller Benefit Plans shall occur at the Effective Time.

(e) At the Effective Time, Seller shall cease contributions to and terminate the Seller Retirement Plan and shall (i) adopt written resolutions approved in advance in writing by Seller and its legal counsel (a copy of which shall be delivered to Buyer at the Closing) to terminate the Seller Retirement Plan and fully vest all participants in their benefits thereunder, such termination and vesting to be effective as of the day immediately prior to the Effective Time; and (ii) deliver to Buyer, prior to the Closing, notice of the Seller Retirement Plan termination to any trustees and custodians of the Seller Retirement Plan and/or its assets. The Continuing Employees shall be eligible to participate, effective as of the Closing Date, in a 401(k) plan sponsored or maintained by Buyer or one of its Subsidiaries (the “Buyer 401(k) Plan”). Buyer and Seller shall take any and all actions as may be required, including amendments to the Seller Retirement Plan and/or Buyer 401(k) Plan, to permit each Continuing Employee who is a participant in the Seller Retirement Plan to be eligible to commence participation in the Buyer 401(k) Plan as of the Closing Date, make rollover contributions to the Buyer 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributable to such Continuing Employee from the Seller Retirement Plan, and accept rollovers of any plan loans.

(f) At the Effective Time, Seller shall, and shall cause each of its Subsidiaries to, adopt written resolutions approved in advance in writing by Buyer and its legal counsel (a copy of which shall be delivered to Buyer at the Closing) to terminate and liquidate in accordance with Treas. Reg. 1.409A-3(j)(ix)(B) (i) the provisions of any employment agreement entered into by Seller or its Subsidiaries constituting a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, (ii) the Seller Deferred Compensation Plan, and (iii) each of the individual supplemental executive retirement plans set forth in Section 6.6(f) of the Seller Disclosure Schedule, all such terminations and liquidations to be effective immediately after the Effective Time and intended to be made in full compliance with Section 409A of the Code. Each employee who is a party to or participant in any such employment agreement, plan or arrangement shall execute and deliver to Buyer at the Closing an acknowledgement and release of claims in the form provided in Section 6.6(f) of the Buyer Disclosure Schedule.

(g) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Seller or any of its Subsidiaries or affiliates any right to continue in the employ or service of Buyer, the Surviving Corporation, Seller, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Seller, Buyer or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Seller or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Seller Benefit Plan, Buyer Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Buyer, the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Seller Benefit Plan, Buyer Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of and subject to Section 9.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Seller or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, LLC manager or officer of Seller or any of its Subsidiaries, or who is or was serving at the request of Seller or any of its Subsidiaries as a director, LLC manager, officer or agent of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such person is or was a director, LLC manager, or officer of Seller or any of its Subsidiaries or any of their predecessors or is or was serving at the request of Seller or any of its Subsidiaries or any of their predecessors as a director, LLC manager, officer or agent of another person or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto as provided in this Section 6.7(a). From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, to the same extent as the Indemnified Parties would have been indemnified under the Seller Articles and Seller Bylaws or any Subsidiary of Seller as such documents were in effect on the date of this Agreement as if the Indemnified Parties were officers or directors of Seller or any such Subsidiary at all relevant times (except that no indemnity shall be provided by Buyer hereunder with respect to any claim arising on account of an Indemnified Party’s service as an officer or director of another for-profit entity), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and court costs and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking (in reasonable and customary form) to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Amounts otherwise required to be paid by Buyer to the Indemnified Parties pursuant to this Section 6.7(a) shall be reduced by any amounts that such Indemnified Parties recover from any third party. This indemnity shall be provided for six (6) years following the Effective Time; or if there shall be any proceeding pending or threatened on the sixth anniversary of the Effective Time, such indemnity shall continue in full force and effect until such pending or threatened proceeding is finally resolved.

(b) Subject to the following sentence, for a period of six (6) years after the Effective Time, Buyer shall cause to be maintained in effect the current policies of directors’ and officers’ and, if applicable, fiduciary liability insurance maintained by Seller (provided, that Buyer may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the then-present and former officers and directors of Seller and its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that Buyer shall not be obligated to expend, in the aggregate, an amount in excess of 300% of the aggregate annual premium paid as of the date hereof by Seller for such insurance (the “Premium Cap”), and if such premium for such insurance would at any time exceed the Premium Cap, then Buyer shall cause to be maintained policies of insurance which provide the maximum coverage available at an aggregate premium equal to the Premium Cap. In lieu of the foregoing, Seller, in consultation with Buyer, may (and at the request of Buyer, Seller shall) obtain at or prior to the Effective Time, at Buyer’s expense, a six-year “tail” policy under Seller’s existing directors’ and officers’ and, if applicable, fiduciary liability insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8 Additional Agreements. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Seller and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties and assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of Seller or otherwise to take any and all such actions after the Effective Time.

6.9 Current Information. During the period from the date hereof to the Effective Time, the parties will cause one or more of each of their designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding each of its business, operations, assets, liabilities, condition (financial or otherwise), results of operations or matters relating to the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, (i) in such conferences with representatives of Buyer the designated representative(s) of Seller and Seller Bank shall provide updates with respect to loan charge-offs and sales of other real estate owned and the status of any efforts to sell any Special Asset since the last conference, (ii) within ten (10) days after the end of each calendar month, Seller shall provide Buyer with (A) an unaudited consolidated balance sheet as of the end of such month, together with unaudited consolidated statements of income, shareholders’ equity and cash flows for the month and year-to-date period, which unaudited consolidated financial statements will be prepared in accordance with GAAP and will fairly present, in all material respects, the financial position of Seller at the respective dates thereof and the results of Seller’s operations and cash flows for the periods indicated therein, subject to the omission of footnotes and normal and year-end audit adjustments as permitted by GAAP, none of which adjustments, to the extent they relate to Seller’s or Seller Bank’s capital ratios, will be material, and (B) a schedule of loans charged-off during such month and other real estate owned sold during such month. Within five (5) business days after filing Seller shall provide Buyer copy of all reports, forms, correspondence, registrations and statements, together with any amendments thereto, that Seller or Seller Bank files during the period from the date of this Agreement to the Effective Time with the Georgia Secretary, the GDBF, the FDIC, the FRB and any other federal or state Governmental Entity having jurisdiction over Seller and/or Seller Bank, other than any portions of material filed that contain confidential supervisory information or other information filed under a claim of confidentiality and, in each case, subject to applicable laws relating to the exchange of information. Each party acknowledges and agrees that nothing in this Agreement, including this Section 6.9, shall require any party to provide confidential supervisory information to any other party.

6.10 Advice of Changes. Seller and Buyer shall promptly advise the other of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII;

provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.10 shall not constitute the failure of any condition set forth in Sections 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in the failure of a condition set forth in Sections 7.2 or 7.3 to be satisfied.

6.11 Non-Solicitation; Acquisition Proposals.

(a) Upon the execution of this Agreement, Seller shall, and shall cause its Subsidiaries, affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by Seller or any of its affiliates (each a “ Representative”), to immediately cease and terminate any and all existing discussions, negotiations or activities with any other parties conducted heretofore (whether currently ongoing or not) with respect to the possibility or consideration of any Acquisition Proposal. Upon the request by Buyer, Seller shall request the return and destruction of all confidential information provided to any such person. Except as otherwise provided in Section 6.11(a), from the date of this Agreement through the Effective Time, Seller shall not, shall cause each of its Subsidiaries not to, and shall not authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information or assistance), or take any other action designed to solicit, initiate, knowingly facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal with respect to Seller, (ii) participate in any discussions, negotiations or other communications regarding any Acquisition Proposal with respect to Seller, (iii) except pursuant to Section 6.3 in connection with making a Seller Adverse Recommendation Change, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal with respect to Seller, or (iv) provide any confidential or nonpublic information or data to any person relating to an Acquisition Proposal with respect to Seller. Seller agrees that it will take the necessary steps to inform its Representatives of the obligations undertaken in this Section 6.11.

(b) (i) Notwithstanding the foregoing Section 6.11(a), but subject to compliance with this Section 6.3 and this Section 6.11, prior to the receipt the Requisite Seller Approval (but not after), Seller may and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal with respect to Seller by such person (that did not result from a breach of this Section 6.11) made after the date of this Agreement to the extent that (x) Seller’s board of directors determines in good faith that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (y) Seller’s board of directors determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, however, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing, Seller shall have provided notice to Buyer of its intention to provide such information, and shall have provided such information to Buyer if not previously provided to the other party, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party or prohibit disclosure to Buyer of the terms and conditions of any Acquisition Proposal.

(ii) Seller shall promptly (but in no event later than twenty-four (24) hours) notify Buyer after receipt of any Acquisition Proposal, any request for nonpublic information relating to Seller or any of its Subsidiaries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry from any person seeking to have discussions, negotiations or other communications relating to a possible Acquisition Proposal. Such notice shall, if made orally, be confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, requests, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Seller shall also promptly, and in any event within twenty-four (24) hours, notify Buyer if it enters into discussions or negotiations or engages in other communications concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 6.11(b) and keep Buyer informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis in the event of any material changes in the status or terms of any such proposal, offer, discussion or negotiation, including by providing a copy of all material documentation or correspondence relating thereto. If Seller elects to make a Seller Adverse Recommendation Change, then Seller shall comply with Section 6.3(a). Seller shall not release any third party from or waive any provisions of, and shall use its reasonable best efforts to enforce, any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party as of the date hereof in accordance with the terms thereof.

(iii) Nothing contained in this Section 6.11 shall prohibit either party, its board of directors or any of its Subsidiaries from taking and disclosing to its shareholders a position required by or otherwise complying with Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

(c) Unless this Agreement has been terminated in accordance with its terms, Seller shall not, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, managers, agents, advisors and Representatives not to on its or any of its Subsidiaries’ or affiliates’ behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (other than a confidentiality agreement referred to and entered into in accordance with Section 6.11(b)) relating to any Acquisition Proposal.

(d) For purposes of this Agreement, the term “Acquisition Proposal” means any proposal, offer, third party indication of interest, inquiry, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any third party relating to any (x) direct or indirect acquisition or purchase of more than 20% of the consolidated assets of Seller or more than 20% of any class of equity or voting securities of Seller or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Seller, (y) tender offer (including a self-tender) or exchange offer that, if consummated, would result in such third party beneficially owning more than 20% of any class of equity or voting securities of Seller or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Seller or (z) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Seller or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Seller (other than, in the case of this clause (z) any such transaction pursuant to which the shareholders of Seller immediately preceding such transaction would continue to hold 80% or more of the equity or voting interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof)), in each case other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal that Seller’s board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisor, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal (including any applicable termination fees, expense reimbursement provisions and conditions to consummation) that Seller’s board of directors deems relevant as well as the terms and conditions of this Agreement (as it may be proposed to be amended by Buyer), is (i) more favorable to the shareholders of Seller from a financial point of view than the transactions contemplated by this Agreement, and (ii) reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of Superior Proposal, the term Acquisition Proposal shall have the meaning assigned to such term in the paragraph immediately above except that the reference to “20% or more” in the definition of Acquisition Proposal shall be deemed to be a reference to “50% or more.”

6.12 Assumption of Seller Debt. Buyer agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of Buyer, the Surviving Corporation or Buyer Bank (as the case may be), at or prior to the Effective Time or at or prior to the effective time for the Bank Merger, as required, one or more supplemental indentures, guarantees, and other instruments and documentation required for the due assumption of Seller’s and Seller Bank’s obligations in respect of its outstanding 8.50% Subordinated Noted due 2024, other indebtedness, Seller Trust Preferred Securities, guarantees, securities, and other agreements to the extent required by the terms of such subordinated notes, debt, Seller Trust Preferred Securities, guarantees, securities, and other agreements.

6.13 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Seller or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Seller, directly or indirectly, the right to control or direct the operations of Buyer or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Buyer and Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Subject to the foregoing, Seller and Seller Bank shall cooperate with Buyer and Buyer Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Surviving Bank after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Closing Date or such later date as Buyer may decide. Seller shall take, and shall use its commercially reasonable efforts to cause its data processing consultants and software providers to take, any action Buyer may reasonably request prior to the Effective Time to facilitate the combination of the operations of Seller Bank with Buyer Bank. Without limiting the foregoing, Seller shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, but only to the extent the provision of such services does not unreasonably interfere with the normal operations of Seller.

6.14 Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Article VII and at such time as consummation of the transactions contemplated by this Agreement seems reasonably assured and in any event prior to the Effective Time (unless this Agreement is terminated pursuant to Article VIII), Seller and Seller Bank shall take any and all necessary or appropriate actions to adopt all Buyer accounting procedures and policies (including those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by Seller or Seller Bank at the request of Buyer pursuant to this section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by Seller or Seller Bank herein.

6.15 Change of Method. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Buyer may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Buyer Common Stock or amount of cash received by holders of Seller Common Stock or the amount or kind of Merger Consideration, (ii) adversely affect the federal income tax consequences of the Merger or the Bank Merger to (A) holders of Seller Common Stock as a result of receiving the Merger Consideration or (B) Buyer or holders of Buyer Common Stock or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement in a timely manner. In the event Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

6.16 Takeover Statutes. None of Buyer, Seller or their respective boards of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger, the Bank Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17 Shareholder Litigation. Seller shall provide Buyer the opportunity to participate in the defense or settlement of any shareholder litigation against Seller and/or its directors relating to the transactions contemplated by this Agreement throughout the course of any such litigation, and Buyer shall in good faith consider the recommendations of Seller regarding such litigation. Seller shall not settle any shareholder litigation without Buyer’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.18 Disposition of Assets. Subject to Section 2.2, at any time prior to thirty (30) days before the Closing Date, Seller (or one of its Subsidiaries, as applicable), shall be permitted to sell any or all of the Special Assets (or the proceeds resulting from the sale of any such assets) to the shareholders of Seller (including by selling the equity interests of a Subsidiary of Seller, the sole assets of which are the Special Assets, to the shareholders of Seller); provided, that, within a reasonable time in advance of any such sale, Seller shall provide to Buyer for its review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, the agreements, documents and instruments pursuant to which such sale or distribution will be effected.

6.19 Officer Agreements. Both Buyer and Seller shall take such actions as are reasonably necessary to terminate, effective as of the Effective Time, the agreements between Seller and the respective executives set forth in Section 6.19 of the Seller Disclosure in exchange for a cash payment at Closing in a single lump sum in the amount set forth in Section 6.19 of the Seller Disclosure opposite the executive’s name (net of applicable tax withholdings). The termination and liquidation of such agreements shall be made consistent with the provisions of Section 409A of the Code for termination and liquidation of a plan in connection with a change in control event under Section 409A of the Code, so as to avoid any additional tax, interest or penalties in connection with the termination and liquidation of such agreements.

ARTICLE VII.

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger and the Bank Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved by the shareholders of Seller by the Requisite Seller Approval.

(b) Stock Exchange Listing. The shares of Buyer Common Stock issuable to the holders of Seller Common Stock and Seller Restricted Share Awards upon consummation of the Merger pursuant to this Agreement shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance.

(c) Regulatory Approvals. Subject to Section 6.1, all regulatory approvals, authorizations, waivers, consents, or orders from the FRB, FDIC, MCB and the GDBF required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory and regulatory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”). All notices, reports and other filings required to be made with any Governmental Entity or Regulatory Agency in connection with the Merger prior to the Effective Time by Buyer or Seller or in connection with the Bank Merger prior to the Effective Time by Buyer Bank or Seller Bank shall have been made and become final.

(d) Other Approvals. Any other consents or approvals set forth in Section 3.4 and Section 4.4, other than the Requisite Regulatory Approvals, required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, the failure of which to be obtained would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(f) No Injunctions or Restraints; Illegality. No judgment, order, writ, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity or Regulatory Agency which restricts, prohibits or makes illegal consummation of the Merger, the Bank Merger or other transactions contemplated hereby.

7.2 Conditions to Obligations of Seller and Seller Bank. The obligations of Seller and Seller Bank to effect the Merger and the Bank Merger are also subject to the satisfaction, or waiver by Seller (on behalf of itself and Seller Bank) to the extent permitted by law, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer and Buyer Bank set forth in Sections 3.2(a), 3.8(a), 3.17, 3.18 and 3.19 (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Buyer and Buyer Bank set forth in Sections 3.1(a), 3.1(b), 3.2(b), 3.2(c), 3.2(d) and 3.3(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Buyer and Buyer Bank set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Buyer or the Surviving Corporation. Seller shall have received a certificate dated as of the Closing Date and signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.

(b) Performance of Obligations of Buyer. Buyer and Buyer Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Seller shall have received a certificate dated as of the Closing Date and signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(c) Tax Opinion. Seller shall have received an opinion of Troutman Sanders LLP, legal counsel to Seller, dated as of the Closing Date and in form and substance reasonably satisfactory to Seller, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion (which shall be consistent with the state of facts existing on the Closing Date), the Merger when consummated in accordance with the terms hereof will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of Seller and Buyer, reasonably satisfactory in form and substance to such counsel and dated as of the date of such opinion.

(d) Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to Buyer between the date hereof and the Closing Date.

7.3 Conditions to Obligations of Buyer and Buyer Bank. The obligations of Buyer and Buyer Bank to effect the Merger and the Bank Merger are also subject to the satisfaction, or waiver by Buyer (on behalf of itself and Buyer Bank) to the extent permitted by law, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller and Seller Bank set forth in Sections 4.2(a), 4.8(a), 4.22, 4.26 and 4.27 (in each case after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Seller and Seller Bank set forth in Sections 4.1(a), 4.1(b), 4.2(b), 4.2(c) and 4.3(a) (in each case after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Seller and Seller Bank set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Seller or the Surviving Corporation. Buyer shall have received a certificate dated as of the Closing Date and signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to the foregoing effect.

(b) Performance of Obligations of Seller. Seller and Seller Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Buyer shall have received a certificate dated as of the Closing Date and signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

(c) Performance of Additional Obligations of Seller. Seller shall have performed in all material respects all obligations set forth on Section 7.3(c) of the Seller Disclosure Schedule.

(d) Tax Opinion. Buyer shall have received an opinion of Phelps Dunbar, L.L.P., legal counsel to Buyer, dated as of the Closing Date and in form and substance reasonably satisfactory to Buyer, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion (which shall be consistent with the state of facts existing on the Closing Date), the Merger when consummated in accordance with the terms hereof will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of Seller and Buyer, reasonably satisfactory in form and substance to such counsel and dated as of the date of such opinion.

(e) Seller Benefit Plans. Seller or Seller’s board of directors shall have taken the actions described in Section 6.6(e) and (f).

(f) Dissenting Shares. Holders of Seller Common Stock who exercise their appraisal rights in the Merger in accordance with Article 13 of the GBCC shall not hold more than 5.0% of outstanding shares of Seller Common Stock immediately prior to the Effective Time.

(g) Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to Seller between the date hereof and the Closing Date.

(h) Seller Shareholders’ Agreement. Seller shall have delivered to Buyer evidence, satisfactory to Buyer in its reasonable discretion, that the Seller Shareholders’ Agreement has been terminated effective as of the Effective Time.

ARTICLE VIII.

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Seller:

(a) by mutual consent of Buyer and Seller in a written instrument, if the board of directors of each so determines;

(b) by either Buyer (on behalf of itself and Buyer Bank) or Seller (on behalf of itself and Seller Bank) (i) twenty (20) or more days after the date upon which any application for a Requisite Regulatory Approval has been denied or withdrawn at the request of the applicable Governmental Entity or Regulatory Agency, unless within such 20-day period a petition for rehearing or an amended application is filed or noticed, or (ii) twenty (20) or more days after any petition for rehearing or amended application filed pursuant to clause (i) is denied; provided, however, that no party hereto shall have the right to terminate this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in Section 6.1(b), (c) or (e); and in each case the time period for appeals and requests for reconsideration has run, or (iii) if any Governmental Entity or Regulatory Agency that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity or Regulatory Agency of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Buyer (on behalf of itself and Buyer Bank) or Seller (on behalf of itself and Seller Bank) if (i) the Merger shall not have been consummated on or before March 31, 2019 (the “Termination Date”), unless a Requisite Regulatory Approval is pending and has not been finally resolved, in which event such date shall be automatically extended to June 30, 2019, or (ii) if a vote of the shareholders of Seller is taken and Seller fails to obtain the Requisite Seller Approval; provided, that the failure of the Closing to occur by such date shall not be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Buyer (on behalf of itself and Buyer Bank) or Seller (on behalf of itself and Seller Bank) (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Seller, or Section 7.3, in the case of a termination by Buyer, and which is not cured by the earlier of the Termination Date and thirty (30) days following written notice to Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, or by its nature or timing cannot be cured during such period;

(e) by Buyer (on behalf of itself and Buyer Bank), if (i) prior to such time as the Requisite Seller Approval is obtained, Seller or its board of directors (A) makes a Seller Adverse Recommendation Change (or publicly discloses its intention to do so) or otherwise submits this Agreement to its shareholders without a recommendation for approval, or recommends (or publicly discloses its intention to do so) to its shareholders an Acquisition Proposal other than the Merger or if Seller, its Subsidiaries or its Representatives otherwise breaches, in any material respect, its obligations under Section 6.11 of this Agreement, or (B) materially breaches its obligations under Section 6.3 or Section 6.11, or (ii) a tender offer or exchange offer for more than 20% of the outstanding shares of Seller Common Stock is commenced (other than by Buyer or a Subsidiary thereof), and the board of directors of Seller recommends that the shareholders of Seller tender their shares in such tender offer or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act;

(f) by Buyer (on behalf of itself and Buyer Bank), if holders of more than 5.0% of the shares of Seller Common Stock outstanding at any time prior to the Closing Date exercise their dissenters rights pursuant to Article 13 of the GBCC; or

(g) by Seller (on behalf of itself and Seller Bank), at any time prior to the receipt of the Requisite Seller Approval, for the purpose of entering into a definitive agreement with respect to a Superior Proposal, provided, that Seller and its Subsidiaries and Representatives have not breached any of their obligations under Sections 6.3 or 6.11 of this Agreement; and, provided, further, that any such purported termination pursuant to this Section 8.1(g) shall be void and of no force or effect unless Seller has paid the Termination Fee in accordance with Section 8.3.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), this Section 8.2, Section 8.3 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Seller shall be relieved or released from any liabilities or damages (which, in the case of Seller, shall include the loss to the holders of Seller Common Stock and Seller Equity Awards of the economic benefits of the transactions contemplated hereby, including the loss of the premium offered to the holders of Seller Common Stock and Seller Equity Awards, it being understood that Seller shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its shareholders and the holders of Seller Equity Awards in its sole and absolute discretion, and any amounts received by Seller in connection therewith may be retained by Seller) arising out of its fraud or willful and material breach of any provision of this Agreement.

8.3 Termination Fee.

(a) In the event that after the date of this Agreement and prior to the termination of this Agreement a bona fide Acquisition Proposal with respect to Seller shall have been made known to senior management of Seller or shall have been made directly to its shareholders generally or any person reasonably qualified to consummate an Acquisition Proposal shall have publicly announced (and not irrevocably withdrawn at least five (5) business days prior to the Seller Shareholders’ Meeting) an Acquisition Proposal with respect to Seller and (x) (A) thereafter this Agreement is terminated by either Buyer or Seller pursuant to Section 8.1(c) without the Requisite Seller Approval having been obtained or (B) thereafter this Agreement is terminated by Buyer pursuant to Section 8.1(e), and (y) prior to the date that is twelve (12) months after the date of such termination, Seller enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal with respect to Seller (whether or not the same Acquisition Proposal as that referred to above), then Seller shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Buyer, by wire transfer of same day funds, a fee equal to $19,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.3, all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%.”

(b) In the event this Agreement is terminated by Buyer pursuant to Section 8.1(e) or by Seller pursuant to Section 8.1(g), then concurrently with such termination, if terminated by Seller, or within two (2) business days after termination, if terminated by Buyer, Seller shall pay Buyer, by wire transfer of same day funds, the Termination Fee, and such termination shall not be deemed effective hereunder until payment by Seller of such fee.

(c) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages in accordance with Section 8.2, the maximum aggregate amount of fees payable by Seller under this Section 8.3 shall be equal to the Termination Fee, and in no event shall any party be required to pay the Termination Fee more than once.

(d) Each party acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, each party would not enter into this Agreement; accordingly, if Seller fails to pay promptly the Termination Fee pursuant to this Section 8.3 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against Seller for the fee set forth in this Section 8.3, Seller shall pay Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made, plus 300 basis points.

(e) The parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Buyer and Buyer Bank with respect to this Agreement in the event any such payment becomes due and payable and is paid, and, upon payment of the Termination Fee, Seller and Seller Bank (and Seller’s and Seller Bank’s affiliates and its and their respective directors, officers, employees, shareholders and representatives) shall have no further liability to Buyer and Buyer Bank under this Agreement; provided, however, that Seller and Seller Bank shall not be relieved or released from any liabilities or damages arising out of their willful and material breach of this Agreement; provided, further, that the aggregate amount of any damages determined by a court to be payable by Seller and Seller Bank pursuant to the foregoing proviso shall be reduced by the amount of any Termination Fee previously paid to Buyer pursuant to this Section 8.3.

ARTICLE IX.

GENERAL PROVISIONS

9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date and at a place to be specified by one party to the other party, which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature or terms can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date or time is agreed to by Buyer and Seller. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” On the Closing Date, the parties shall cause the Articles of Merger to be filed with the Georgia Secretary and the Mississippi Secretary and the Bank Merger Certificates to be filed with the GDBF and the MCB.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for Sections 2.3, 6.6, 6.7, 6.8 and this Article IX and those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3 Expenses. Except as provided in Section 8.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; provided, however, that the costs and expenses of printing and mailing the Approval Document/Prospectus and all filing and other fees paid to the SEC in connection with the transactions contemplated herein shall be borne equally by Buyer and Seller.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally, if telecopied upon confirmation of receipt, if mailed by registered or certified mail (return receipt requested) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing, or if delivered by an express next-day courier (with confirmation) on the first business day following the date of dispatch, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Seller or Seller Bank, to:	with a copy to:
Brand Group Holdings, Inc. 106 Crogan Street Lawrenceville, Georgia 30046 Attn: Bartow Morgan, Jr. Facsimile: (770) 236-0766	Troutman Sanders LLP 600 Peachtree Street NE Suite 3000 Atlanta, Georgia 30308 Attn: James W. Stevens Facsimile: (404) 962-6501

(b) if to Buyer or Buyer Bank, to:	with a copy to:

Renasant Corporation 209 Troy Street Tupelo, Mississippi 38804 Attn: E. Robinson McGraw Facsimile: (662) 680-1230	Phelps Dunbar LLP 365 Canal Street Suite 2000 New Orleans, Louisiana 70130 Attn: Mark A. Fullmer Facsimile: (504) 568-9130

9.5 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The Buyer Disclosure Schedule, Seller Disclosure Schedule and each other Exhibit and Schedule hereto shall be deemed part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. Whenever the singular or plural form of any word is used in this Agreement, such word shall encompass both the singular and plural form of such word. All references to any period of days shall be deemed to be the relevant number of calendar days unless otherwise specified. As used in this Agreement, (i) the “knowledge” of Seller means the actual knowledge of the senior executive officers of Seller and Seller Bank (i.e., the executive vice president level and above) and all facts of which any such person or persons would reasonably be expected to know in the normal course of exercising his or her duties based on applicable title or position, and the “knowledge” of Buyer means the actual knowledge of the senior executive officers of Buyer and Buyer Bank (i.e., the senior executive vice president level and above) and all facts of which any such person or persons would reasonably be expected to know in the normal course of exercising his or her duties based on applicable title or position; (ii) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Tupelo, Mississippi or Atlanta, Georgia are authorized by law or executive order to be closed; (iii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature; and (iv) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person. Any document or item will be deemed “delivered,” “provided” or “made available” to a party within the meaning of this Agreement if such document or item is (i) made available to such party specifically for review in person by the other party or its representatives, (ii) contained and accessible to such party for a continuous period of at least four (4) days immediately prior to the execution of this Agreement (if to be delivered, provided or made available prior to the date hereof) or the Closing Date (if to be delivered, provided or made available prior to Closing) in the electronic data room hosted by Intralinks, Inc. established by Seller in connection with the transactions contemplated hereby to which Buyer and its designated representatives had access rights during such period, or (iii) filed by Buyer with the SEC and publicly available on EDGAR at least forty-eight (48) hours immediately prior to the execution of this Agreement (if to be delivered, provided or made available prior to the date hereof) or the Closing Date (if to be delivered, provided or made available prior to Closing). All references to “dollars” or “$” in this Agreement are to United States dollars.

The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. Further, it is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule or the Buyer Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or would have a Material Adverse Effect on Seller or Buyer, as the case may be, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule or the Buyer Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule or the Buyer Disclosure Schedule is or is not material for purposes of this Agreement.

9.6 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time prior to the Effective Time, whether before or after the approval of the transactions contemplated by this Agreement by the shareholders of Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.7 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Buyer and Buyer Bank, in the case of Seller, or Seller and Seller Bank, in the case of Buyer, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of Buyer and Buyer Bank, in the case of Seller, or Seller and Seller Bank, in the case of Buyer, and (c) waive compliance with any of the agreements on the part of Buyer and Buyer Bank, in the case of Seller, or Seller and Seller Bank, in the case of Buyer, or of such parties’ conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.8 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10 Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi, without giving effect to the principles of conflicts of laws thereof except (a) that matters relating to the fiduciary duty of Seller’s board of directors shall be governed by the laws of the State of Georgia, without giving effect to the principles of conflicts of laws thereof, and (b) to the extent mandatory provisions of federal law apply. Any legal action or proceeding with respect to this Agreement by one party against any other party shall be brought only in any federal or state court located in the State of Mississippi, which shall have exclusive jurisdiction and venue for such purpose. By execution and delivery of this Agreement, the parties hereby accept for themselves, and in respect of their property, generally and unconditionally, the jurisdiction and venue of the aforesaid courts and waive any objection to the laying of venue on the grounds of a lack of jurisdiction or forum non conveniens which they may now or hereafter have to the bringing or maintaining of any such action or proceeding in such jurisdiction, and agree that service of process upon any party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

9.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Publicity. Except as otherwise required by applicable law or the rules of the Stock Exchange or as required under the rules and regulations of the SEC, neither Seller nor Buyer shall, or shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of Buyer, in the case of a proposed announcement or statement by Seller or any of its Subsidiaries, or Seller, in the case of a proposed announcement or statement by Buyer or any of its Subsidiaries, in each case, which consent shall not be unreasonably withheld, conditioned or delayed.

9.13 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of the parties hereto shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported assignment in contravention hereof shall be null and void. Except for (i) as otherwise specifically provided in Section 6.6, and (ii) from and after the Effective Time, but only if the Effective Time shall occur, the rights of holders of Seller Common Stock to receive the Merger Consideration as provided in Article II, and the rights of holders of Seller Equity Awards under Section 1.6, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or other such instrument or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract, and each party hereto forever waives any such defense.

9.16 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 8.3, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action or proceeding brought in accordance with Section 9.10, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

RENASANT CORPORATION

By:	/s/ E. Robinson McGraw
Name:	E. Robinson McGraw
Title:	Chief Executive Officer

RENASANT BANK

By:	/s/ E. Robinson McGraw
Name:	E. Robinson McGraw
Title:	Chief Executive Officer

BRAND GROUP HOLDINGS, INC.

By:	/s/ Bartow Morgan Jr.
Name:	Bartow Morgan Jr.
Title:	Chief Executive Officer

THE BRAND BANKING COMPANY

By:	/s/ Bartow Morgan Jr.
Name:	Bartow Morgan Jr.
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Defined Terms

Capitalized terms used herein are defined in the provisions of the Agreement set forth below:

Defined Term	Section
Acquisition Proposal	6.11(d)
affiliate	9.5
Agreement	First Paragraph
Anti-Money Laundering Laws	3.13(b)
Approval Document/Prospectus	3.4
Articles of Merger	1.2
Bank Merger	Recitals
Bank Merger Certificates	1.2
BHC Act	3.1(b)
BOLI	4.21(b)
Burdensome Condition	6.1(c)
business day	9.5
Buyer	First Paragraph
Buyer 2017 Form 10-K	3.14(a)
Buyer 401(k) Plan	6.6(c)
Buyer Articles	1.8
Buyer Bank	First Paragraph
Buyer Benefit Plans	3.11(a)
Buyer Bylaws	1.9
Buyer Capital Stock	3.2(a)
Buyer Common Stock	1.4(a)(ii)
Buyer Disclosure Schedule	Article III
Buyer Equity Awards	3.2(a)
Buyer ERISA Affiliate	3.11(a)
Buyer Material Contract	3.14(a)
Buyer Regulatory Agreement	3.15
Buyer Reports	3.12
Buyer Stock Plans	3.2(a)
Buyer Trust Preferred Securities	3.2(a)
Cash Consideration	1.4(a)
Cash Out Amount	1.6(a)
Certificate	1.4(b)
Closing	9.1
Closing Date	9.1
Code	Recitals
Common Shares Outstanding	2.2(a)

Annex A-1

Confidentiality Agreement	6.2(b)
Continuing Employee	6.6(a)
Continuing Special Asset	2.2(a)
CRA	3.19
Dissenting Shares	2.3(f)
Effective Time	1.2
ERISA	3.11(d)
ESPP	1.7
Evercore	4.7
Exchange Act	3.12
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.4(a)
FDIA	3.18
FDIC	3.4
Form S-4	3.4
FRB	3.4
GAAP	3.6
GBCC	1.1(a)
GDBF	1.2
Georgia Secretary	1.2
Governmental Entity	3.4
Indemnified Parties	6.7(a)
Intellectual Property	4.20(a)
IRS	3.11(d)
KBW	3.7
knowledge	9.5
Liens	3.2(d)
Loans	4.22(a)
Material Adverse Effect	3.1(a)
MBCA	1.1(a)
MCB	1.2
Merger	Recitals
Merger Consideration	1.4(a)
Mississippi Secretary	1.2
Options Outstanding	2.2(a)
Other Regulatory Approvals	3.4
Payments	4.12(f)
Permitted Liens	4.16(c)
Per Share Cash Consideration	1.4(a)
person	9.5
Premium Cap	6.7(b)
Regulatory Agencies	3.5

Annex A-2

Representative	6.11(a)
Requisite Regulatory Approval	7.1(c)
Requisite Seller Approval	3.4
Sarbanes-Oxley Act	4.13(a)
SEC	3.4
Securities Act	3.4
Seller	First Paragraph
Seller 401(k) Plan	6.6(c)
Seller Adverse Recommendation Change	6.3(a)
Seller Articles	4.1(b)
Seller Bank	First Paragraph
Seller Bank Common Stock	2.5
Seller Bank Designees	1.11(b)
Seller Benefit Plans	4.12(a)
Seller Bylaws	4.1(b)
Seller Capital Stock	4.2(a)
Seller Common Stock	1.4(a)
Seller Data	4.20(b)
Seller Deferred Compensation Plan	1.6(b)
Seller Derivative Contracts	4.17
Seller Designees	1.11(a)
Seller Disclosure Schedule	Article IV
Seller Equity Award	1.6(b)
Seller ERISA Affiliate	4.12(a)
Seller Financial Statements	4.6(a)
Seller Leased Real Property	4.16(a)
Seller Leases	4.16(a)
Seller Loan	4.23(a)
Seller Material Contract	4.14(a)
Seller Owned Real Property	4.16(a)
Seller-Owned Software	4.20(b)
Seller Real Estate	4.16(a)
Seller Regulatory Agreement	4.15
Seller Restricted Share Award	1.6(b)
Seller Retirement Plan	6.3(b)
Seller Shareholders’ Agreement	4.2(c)
Seller Shareholders’ Meeting	6.3(a)
Seller Stock Option	1.6(a)
Seller Stock Plans	1.6(a)
Seller Trust Preferred Securities	4.2(a)
Shareholder Support Agreements	Recitals
Software	4.20(a)
Special Asset Gains	2.2(a)

Annex A-3

Special Asset Losses	2.2(a)
Special Asset Resolution Date	2.2(a)
Special Asset Value	2.2(a)
Special Assets	2.2(a)
SRO	3.5
Stock Exchange	3.4
Subsidiary	3.1(c)
Superior Proposal	6.11(d)
Surviving Bank	Recitals
Surviving Corporation	Recitals
Takeover Statutes	4.30
Tax	3.10
Tax Benefit	2.2(b)
Tax Return	3.2(i)
Taxes	3.10
Termination Date	8.1(c)
Termination Fee	8.3(a)
Treasury Regulations	3.10(e)
280G Vote	6.3(d)
Voting Debt	3.2(b)

Annex A-4

Exhibit A

Form of Shareholder Support Agreement

Attached.

A-1

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of March 28, 2018 (this “Agreement”), is made by and between Renasant Corporation, a Mississippi corporation (“Buyer”), Brand Group Holdings, Inc., a Georgia corporation (“Seller”), and the undersigned (the “Undersigned”).

WHEREAS, the Undersigned is a significant shareholder of Seller, and the beneficial holder of shares of common stock, no par value per share, of Seller (the “Seller Common Stock”);

WHEREAS, Buyer and Seller are considering the execution of an Agreement and Plan of Merger (the “Merger Agreement”) contemplating, among other things, the acquisition of Seller through the merger of Seller with and into Buyer (the “Merger”);

WHEREAS, in consideration of the substantial expenses that Buyer and Seller will incur in connection with the transactions contemplated by the Merger Agreement and to induce Buyer and Seller to execute the Merger Agreement and to proceed to incur such expenses, the Undersigned has agreed to enter into this Agreement; and

WHEREAS, capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.    While this Agreement is in effect, the Undersigned shall not, directly or indirectly: (a) sell, assign, exchange, transfer, pledge or otherwise dispose of or encumber (any of the foregoing, a “transfer”) (other than in connection with an ordinary bank loan) prior to the record date for the determination of shareholders entitled to give consent to approve the Merger Agreement or for the Seller Shareholders’ Meeting, as applicable, any or all of its shares of Seller Common Stock, or enter into any contract or agreement regarding any of the foregoing, (b) deposit any shares of Seller Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Seller Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Merger Agreement and the Merger and matters related thereto and the 280G Vote or voting against any Acquisition Proposal (even if such Acquisition Proposal constitutes a Superior Proposal), or (c) exercise, or give notice of an intent to exercise, any of its registration rights arising under that certain Amended and Restated Shareholders’ Agreement dated as of September 21, 2016 by and among the Company and the shareholders party thereto (the “Shareholders’ Agreement”). For the avoidance of doubt, Buyer or Seller shall be entitled to withhold its approval to any transfer of any of the Undersigned’s shares of Seller Common Stock if the transferee in any such transfer does not agree in writing to be bound by this Agreement to the same extent as the Undersigned.

2.    While this Agreement is in effect the Undersigned shall vote all of the shares of Seller Common Stock for which the Undersigned has sole voting authority, and shall use its reasonable efforts to cause to be voted all of the shares of Seller Common Stock for which the Undersigned has shared voting authority: (a) for the approval of the Merger Agreement and the Merger by written consent or at the Seller Shareholders’ Meeting (including any adjournments or postponements thereof), as applicable; (b) against any Acquisition Proposal (even if such Acquisition Proposal constitutes a Superior Proposal); (c) against any corporate action the consummation of which would reasonably be expected to (i) frustrate the purposes, or prevent or materially delay the consummation of, the transactions contemplated by the Merger Agreement or (ii) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller or Seller Bank under the Merger Agreement, and (d) assuming the terms and conditions of Section 6.3(d) of the Merger Agreement have been satisfied, for approval of the 280G Vote. In addition, the Undersigned hereby waives, and agrees not to assert or perfect, any appraisal or dissenters’ rights that the Undersigned may have by virtue of its ownership of shares of Seller Common Stock.

3.    The Undersigned hereby revokes any and all previous proxies granted with respect to its shares of Seller Common Stock. By entering into this Agreement, the Undersigned hereby grants a revocable proxy appointing Buyer as the Undersigned’s attorney-in-fact and proxy, with full power of substitution, for and in the Undersigned’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 2 above as Buyer or its proxy or substitute shall, in Buyer’s sole discretion, deem proper with respect to the Undersigned’s shares of Seller Common Stock. The proxy granted by the Undersigned pursuant to this Section 3 is revocable and is granted in consideration of Buyer entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by the Undersigned shall be revoked upon termination of this Agreement in accordance with its terms.

4.    The foregoing restrictions shall (i) apply to all shares of Seller Common Stock beneficially owned by the Undersigned on the date of this Agreement as well as all such shares of Seller Common Stock that the Undersigned purchases, acquires the right to vote or otherwise acquires beneficial ownership of after the date of this Agreement, but (ii) not apply to shares with respect to which the Undersigned may have voting power as a fiduciary for others. In addition, this Agreement shall only apply to actions taken by the Undersigned in its capacity as a shareholder of Seller and, if applicable, shall not in any way dictate how the Undersigned votes as a director of Seller in any manner or otherwise prohibit, limit or affect actions the Undersigned may take in his or her capacity as a director or officer of Seller.

5.    In its capacity as a shareholder of Seller, the Undersigned agrees that it will not, and will cause its officers, managers and directors, and will instruct and use commercially reasonable efforts to cause its representatives and partners not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to an Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with or otherwise cooperate in any way with, any person in connection with any Acquisition Proposal or (iv) enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to and entered into in accordance with Section 6.3 of the Merger Agreement) relating to any Acquisition Proposal, in each case, except to the extent that Seller is permitted to take such action pursuant to the Merger Agreement. The Undersigned will and will cause its officers, managers and directors, and will use its commercially reasonable efforts to cause its representatives and partners to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Buyer with respect to any Acquisition Proposal. The Undersigned will promptly (within twenty-four (24) hours) advise Buyer following its receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of the Acquisition Proposal), and will keep Buyer apprised of any related material developments, discussions and negotiations on a reasonably current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal, in each case to the extent Seller has not previously notified Buyer. All references herein to an Acquisition Proposal shall refer to an Acquisition Proposal with respect to Seller.

6.    The parties hereto acknowledge and agree that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, the parties shall be entitled to temporary and permanent injunctive relief, or other equitable remedy, without having to prove actual damages. Each of the parties further waives any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

7.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by both of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or the fact that any signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract, and each party hereto forever waives any such defense.

8.    As of the date hereof, the Undersigned has voting power (sole or shared) with respect to the number of shares of Seller Common Stock set forth below, and there are no other shares beneficially owned by the Undersigned not set forth below. The Undersigned has full corporate power and authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Undersigned and constitutes the legal, valid and binding obligation of the Undersigned, enforceable against it in accordance with its terms. Neither the Undersigned’s execution and delivery of this Agreement nor the compliance by it with any of the provisions hereof will conflict with or result in a breach, or constitute a default under any provision of, any agreement, document or instrument or any law applicable to Undersigned or its assets. No consent, approval or authorization of, or designation or filing with, any Governmental Entity, Regulatory Authority or other person (including, if applicable, the Undersigned’s spouse) is required in connection with the Undersigned’s execution and delivery of this Agreement and compliance with the provisions hereof. The Undersigned hereby represents and warrants to the Company that, as of the date of this Agreement, it has not exercised any of its registration rights under the Shareholders’ Agreement, the Company has fulfilled all of its requests for information, demands and other claims under the Shareholders’ Agreement and, to its knowledge, neither the Company nor any other shareholder party thereto is in default of the Shareholders’ Agreement (nor is there any event or occurrence that, with the giving of notice, the passage of time or both, would constitute a default under the Shareholders’ Agreement).

9.    The Undersigned may not assign any of its rights or obligations under this Agreement to any other person.

10.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

11.    In the event that any party institutes any legal suit, action or proceeding against the other party to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach of this Agreement), the prevailing party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

12.    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement and all obligations of the parties hereunder shall automatically terminate upon the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, or (c) any amendment to the Merger Agreement which reduces the consideration payable to the Undersigned or otherwise materially and adversely impacts the Undersigned.

[signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

[UNDERSIGNED]

Number of shares beneficially owned with sole voting authority:

Number of shares beneficially owned with shared voting authority:

RENASANT CORPORATION

By:
Name:
Title:

BRAND GROUP HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]